UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Apollo Global Management, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 7, 2022

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Apollo Global Management, Inc. (“AGM”). The Annual Meeting of Stockholders will be held virtually on October 7, 2022 at 9:30 a.m., Eastern Time, for the following purposes:

1.

To elect Marc Beilinson, James Belardi, Jessica Bibliowicz, Walter (Jay) Clayton, Michael Ducey, Richard Emerson, Kerry Murphy Healey, Mitra Hormozi, Pamela Joyner, Scott Kleinman, A.B. Krongard, Pauline Richards, Marc Rowan, David Simon, Lynn Swann and James Zelter to the Board of Directors of AGM (the “Board of Directors”) as directors, in each case, for a term of one year expiring at the annual meeting of stockholders of AGM to be held in 2023;

2.	To ratify the appointment of Deloitte & Touche LLP as AGM’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

3.	To transact such other business as may properly come before the Annual Meeting of Stockholders, or any postponement or adjournment thereof.

Holders of AGM’s common stock, par value $0.00001 per share, of record at the close of business on August 12, 2022 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any postponements or adjournments thereof.

We will furnish proxy materials to our stockholders via the internet in order to expedite stockholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting of Stockholders.

Accordingly, we are sending to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the attached proxy statement and the annual report of Apollo Asset Management, Inc. (our accounting predecessor) to stockholders for the fiscal year ended December 31, 2021 via the internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.

We will be holding the Annual Meeting of Stockholders in a virtual-only format. By hosting the Annual Meeting of Stockholders via a live webcast, we believe we are able to communicate more effectively with our stockholders and enable increased attendance and participation from locations around the world. In order to attend the meeting, you must register at http://viewproxy.com/apollo/2022/htype.asp by 11:59 p.m., Eastern Time, on October 4, 2022. The meeting can be accessed by using the invitation provided upon registration, where you will be able to listen to the meeting live, submit questions and vote online. We encourage you to access the Annual Meeting before the start time of 9:30 a.m., Eastern Time, on October 7, 2022. Please allow ample time for online check-in, which will begin at 9:00 a.m., Eastern Time, on October 7, 2022. We encourage you to vote your shares prior to the Annual Meeting.

Dated: August 19, 2022	By order of the Board of Directors

/s/ Jessica L. Lomm
Jessica L. Lomm
Secretary

Your vote is important. Regardless of whether you plan to attend the Annual Meeting of Stockholders, please follow the instructions you received to vote your shares as soon as possible to ensure that your shares are represented at the Annual Meeting of Stockholders. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or voted online.

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EXPLANATORY NOTE

On January 1, 2022 (the “Merger Effective Date”), Apollo Asset Management, Inc. (f/k/a Apollo Global Management, Inc.), a Delaware corporation (“AAM”), and Athene Holding Ltd., a Bermuda exempted company (“AHL”), completed the previously announced merger transactions (the “Mergers”) under Apollo Global Management, Inc. (f/k/a Tango Holdings, Inc.), a Delaware corporation (“AGM”), pursuant to the Agreement and Plan of Merger, dated as of March 8, 2021 (the “Merger Agreement”), by and among AAM, AHL, AGM, Blue Merger Sub, Ltd., a Bermuda exempted company and a direct wholly owned subsidiary of AGM (“AHL Merger Sub”), and Green Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of AGM (“AAM Merger Sub”). Effective as of 1:00 a.m. Eastern Time on January 1, 2022, AAM Merger Sub merged with and into AAM, with AAM continuing as a direct subsidiary of AGM. Effective as of 1:01 a.m. Eastern Time on January 1, 2022, AHL Merger Sub merged with and into AHL, with AHL continuing as a direct subsidiary of AGM.

As a result of the Mergers, AAM and AHL became subsidiaries of AGM and AGM is the accounting successor of AAM. As a result, this Proxy Statement presents information for (a) AAM for all periods prior to the Merger Effective Date and (b) AGM for all periods on or after the Merger Effective Date. Additionally, AGM’s annual report to stockholders for the fiscal year ended December 31, 2021 consists of the annual report of AAM for such period.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain information that may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that all statements contained in this Proxy Statement that are not clearly historical in nature are forward-looking. Without limiting the generality of the preceding sentence, any time we use the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. Much of the information in this Proxy Statement that looks towards future performance of AGM is based on various factors and important assumptions about future events that may or may not actually occur. As a result, our operations and financial results in the future could differ materially and substantially from those we have included in this Proxy Statement. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

WEBSITE REFERENCES

Website references and their hyperlinks have been provided for convenience only. The content on any referenced websites is not incorporated by reference into this Proxy Statement, nor does it constitute a part of this Proxy Statement.

Apollo Global Management, Inc.

PROXY STATEMENT

Annual Meeting of Stockholders of Apollo Global Management, Inc. to be held on Friday, October 7, 2022

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT

Why did I receive these proxy materials?

The Board of Directors (the “Board of Directors”) of Apollo Global Management, Inc. (the “Company” and together with its consolidated subsidiaries, “Apollo”) is soliciting proxies for our 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held virtually on Friday, October 7, 2022 at 9:30 a.m., Eastern Time. The information included in this proxy statement (“Proxy Statement”) relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers. AAM’s annual report to stockholders for the fiscal year ended December 31, 2021 (the “Annual Report”) is available to review with this Proxy Statement. We are sending a notice of the Annual Meeting (and, for those who request it, a paper copy of this Proxy Statement and the enclosed form of proxy) to our stockholders on or about August 19, 2022.

What are the notable differences between AGM’s governance structure following the Mergers?

Throughout 2021, we announced a number of significant enhancements to our governance and ownership structures. Our accounting predecessor, AAM was previously a controlled company whereby all power and authority of the board of directors was delegated to an executive committee of the board comprised of Leon D. Black, Marc J. Rowan and Joshua J. Harris (collectively, the “Former Managing Partners”). By contrast, AGM is not a controlled company, and our Board of Directors now consists of a majority of independent directors, with 12 of our 17 directors being independent (12 of 16 directors will be independent as of the opening of the polls of the Annual Meeting as described herein). AGM has also eliminated AAM’s umbrella partnership C-corporation structure, simplifying its ownership and voting structure. Whereas AAM previously had three classes of common stock, AGM now has only one class of outstanding shares, with each share entitled to one vote. We have also adopted a number of practices to further enhance shareholder rights and accountability.

What proposals will be voted on at the Annual Meeting?

The two matters scheduled to be voted on at the Annual Meeting are:

1.    The election of Marc Beilinson, James Belardi, Jessica Bibliowicz, Walter (Jay) Clayton, Michael Ducey, Richard Emerson, Kerry Murphy Healey, Mitra Hormozi, Pamela Joyner, Scott Kleinman, A.B. Krongard, Pauline Richards, Marc Rowan, David Simon, Lynn Swann and James Zelter to the Board of Directors as directors, in each case, for a term of one year expiring at the annual meeting of stockholders of AGM to be held in 2023; and

2.    The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as AGM’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.

How can I attend the Annual Meeting?

We will be holding the Annual Meeting of Stockholders in a virtual-only format. By hosting the Annual Meeting of Stockholders via a live webcast, we believe we are able to communicate more effectively with our stockholders and enable increased attendance and participation from locations around the world. In order to attend the meeting, you must register at http://viewproxy.com/apollo/2022/htype.asp by 11:59 p.m., Eastern Time, on October 4, 2022. The meeting can be accessed by using the invitation provided upon registration, where you will be able to listen to the meeting live, submit questions and vote online.

Who can vote at the Annual Meeting?

Anyone owning shares of AGM’s common stock, par value $0.00001 per share (“Common Stock”), of record at the close of business on August 12, 2022, the record date for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.

Who is asking me for my vote?

AGM is soliciting your proxy on behalf of the Board of Directors. We will pay the entire cost of this proxy solicitation, including the cost of preparing and sending the Notice of Internet Availability of Proxy Materials (“Notice”) and the Proxy Statement.

What are my voting rights?

Each share of Common Stock is entitled to one vote on each matter properly presented at the Annual Meeting. At the close of business on August 12, 2022, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were 572,477,039 shares of Common Stock outstanding. A list of all record stockholders as of the record date will be available during ordinary business hours at AGM’s principal place of business located at 9 West 57th Street, 42nd Floor, New York, New York 10019, from the Secretary of AGM, at least 10 days before the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of each of the director nominees;

•	FOR the ratification of the appointment of Deloitte as AGM’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

•	In your discretion on such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof, where no choice is specified.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), AGM is providing access to its proxy materials via the internet. Accordingly, AGM is sending the Notice to stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed set may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Where can I view the proxy materials on the Internet?

The Notice provides you with instructions on how to:

•	View proxy materials for the Annual Meeting via the Internet; and

•	Instruct AGM to send future proxy materials to you by email.

You can view the proxy materials for the Annual Meeting online at http://www.viewproxy.com/apollo/2022.

How do I attend and vote my shares at the virtual Annual Meeting?

In order to attend the meeting, you must register at http://viewproxy.com/apollo/2022/htype.asp by 11:59 p.m., Eastern Time, on October 4, 2022. You will receive a meeting invitation by email with your unique join link along with a password prior to the meeting date. We encourage you to access the meeting before the start time of 9:30 a.m., Eastern Time, on October 7, 2022. Please allow ample time for online check-in, which will begin at 9:00 a.m., Eastern Time, on October 7, 2022.

If you hold shares of Common Stock as the stockholder of record, you have the right to vote those shares at the Annual Meeting. You will need the control number provided on your proxy card you received from us (the “Proxy Card”) or the Notice.

If you are a beneficial owner and hold shares of Common Stock in street name, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership and register at http://viewproxy.com/apollo/2022/htype.asp by 11:59 p.m., Eastern Time, on October 4, 2022.

Please follow the instructions at http://viewproxy.com/apollo/2022/htype.asp in order to attend the Annual Meeting and vote your shares during the meeting, whether you hold your shares of record or in street name. You will need the control number provided on your Proxy Card, voting instruction form or Notice.

Even if you plan to attend the virtual Annual Meeting, we encourage you to submit a proxy or voting instructions for your shares in advance, so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

How may I vote my shares without attending the Annual Meeting?

Even if you plan to attend the virtual Annual Meeting, we encourage you to submit a proxy or voting instructions before the Annual Meeting by the method or methods described below:

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If you received a Notice by mail: You may access the proxy materials and voting instructions over the internet via the web address provided in the Notice. To access the materials and to submit your proxy or voting instructions, you will need the control number provided in the Notice you received in the mail. You may submit your proxy or voting instructions by following the instructions in the Notice or on the proxy voting website.

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If you received the proxy materials by e-mail: You may access the proxy materials and voting instructions over the internet via the web address provided in the e-mail. To submit your proxy or voting instructions, you will need the control number set forth in the email. You may submit your proxy or voting instructions by following the instructions in the e-mail or on the proxy voting website.

•	If you received the proxy materials by mail: You may submit your proxy or voting instructions by following the instructions provided on the Proxy Card or voting instruction form. If you submit your proxy or voting instructions via the internet or by telephone, you will need the control number provided on the Proxy Card or voting instruction form. If you submit your proxy or voting instructions by mail, please complete, sign and date the Proxy Card or voting instruction form and mail it in the accompanying pre-addressed, postage-paid envelope.

Can I change my vote after I have delivered my proxy?

Yes. You may change your vote at any time before voting concludes at the Annual Meeting by:

•	Providing another proxy, or using any of the available methods for voting, with a later date, before 11:59 p.m., Eastern Time on October 6, 2022;

•	Notifying AGM’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

•	Voting your shares online at the Annual Meeting.

What is a quorum?

For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the outstanding shares of Common Stock owned by stockholders on the record date entitled to vote at the meeting, represented in person or by proxy. Broker non-votes (as further described below) and abstentions are counted for purposes of determining whether a quorum is present.

What are broker non-votes and how are they treated for vote purposes?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who have transmitted proxy materials to customers may vote the shares of customers who fail to provide voting instructions on “routine matters,” but not on “non-routine matters.” When a broker’s customer does not provide the broker with voting instructions on non-routine matters, the broker cannot vote on those matters and instead reports the number of such shares as broker “non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting for non-routine matters. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the voting power present. Non-routine matters include the election of directors (Proposal 1). Therefore, if you hold your shares in street name through a broker, you must cast your vote if you want it to count in respect of the election of directors. The ratification of the appointment of AGM’s independent registered public accounting firm is a routine matter, so brokers will have discretion to vote any uninstructed shares on that proposal (Proposal 2).

How are matters presented at the Annual Meeting approved?

The affirmative vote of the majority of the votes cast by the holders of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is needed to elect each person nominated as a director to the Board of Directors (Proposal 1).

The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is needed to approve the proposal to ratify the appointment of Deloitte as AGM’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2).

With respect to all of the aforementioned proposals, abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.

Abstentions and broker non-votes will have no effect on the election of directors (Proposal 1). However, abstentions will have the effect of votes “against” the proposal to ratify the appointment of Deloitte as AGM’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2).

Brokers do not have discretion to vote any uninstructed shares on the election of directors (Proposal 1). However, brokers have discretion to vote any uninstructed shares with respect to the proposal to ratify the appointment of Deloitte as AGM’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2).

May I vote confidentially?

Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.

Who will count the votes?

A representative of Alliance Advisors will count the votes and act as the inspector of election for the Annual Meeting.

What if additional matters are presented at the Annual Meeting?

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to John J. Suydam, our Chief Legal Officer, and Jessica L. Lomm, our Secretary, to vote on such matters at their discretion.

Where can I find the voting results from the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we will file with the SEC within four business days after the date of the Annual Meeting.

How can I obtain information about AGM?

Copies of our public filings with the SEC are available on our website at www.apollo.com. Stockholders may also obtain free copies of the public filings made by AAM and AGM with the SEC, including financial statements, by visiting our website or by sending a request in writing to Jessica L. Lomm, Secretary, Apollo Global Management, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019.

When are stockholder proposals due for consideration at next year’s annual meeting?

Under SEC rules, for stockholder proposals to be considered for inclusion in the proxy statement for the 2023 annual meeting of the stockholders (“2023 Annual Meeting”), they must be submitted in writing to our Secretary at Apollo Global Management, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019, on or before April 21, 2023. In addition, our bylaws provide that for directors to be nominated or other proposals to be properly presented at the 2023 Annual Meeting, an additional notice of any nomination or proposal must be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the 2023 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, any such notice by the stockholder to be timely must be received by us not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2023 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting is first made by AGM.

Our bylaws also contain a “proxy access” provision that permits a stockholder or group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees up to the greater of two or 20% of the number of directors on our board (subject to certain adjustments and other conditions) provided the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. To be timely, a notice of proxy access nomination must be addressed to our Secretary and received by our Secretary (1) no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the Corporation issued its proxy statement for the previous year’s annual meeting of stockholders or (2) in the case of such notice for a stockholder nominee who currently serves as a director of AGM, within twenty (20) days after the Board of Directors nominates directors for the next annual meeting.

Why are there references to AAM in this proxy statement?

On January 1, 2022, AAM and AHL completed the previously announced merger transactions pursuant to the Merger Agreement, by and among AAM, AHL, AGM, AHL Merger Sub and AAM Merger Sub. As a result, AAM and AHL became subsidiaries of AGM and AGM is the accounting successor of AAM. As a result, this Proxy Statement presents information for (a) AAM for all periods prior to the Merger Effective Date and (b) AGM for all periods on or after the Merger Effective Date. Additionally, the Annual Report consists of the annual report of AAM for the fiscal year ended December 31, 2021.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors are elected to one-year terms and hold office until such Director’s successor is duly elected and qualified, or, if earlier, until such Director’s death or until such Director resigns or is removed in the manner set forth in AGM’s bylaws. The term of all directors will expire at our next annual meeting of stockholders.

All of the nominees are members of the current Board of Directors. On August 8, 2022, Joshua Harris, a director of the Company, informed us of his decision not to seek re-election at the Annual Meeting. Accordingly, each of the current members of the Board of Directors (other than Mr. Harris) has been nominated for re-election to the Board of Directors at the Annual Meeting.

The Board of Directors currently consists of 17 directors. As a result of Mr. Harris’s decision not to seek re-election, the Board of Directors, upon the recommendation of the nominating and corporate governance committee of the Board of Directors (the “Nominating and Corporate Governance Committee”), approved reducing the size of the Board of Directors from 17 directors to 16 directors, effective as of the opening of the polls at the Annual Meeting.

If any nominee for election to the Board of Directors should be unable to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board of Directors may be reduced in accordance with AGM’s certificate of incorporation.

Our organizational documents provide that, in an uncontested election, each director must receive the majority of the votes cast with respect to that director. If a director does not receive a majority vote, he or she has agreed that he or she will offer to resign from the Board of Directors. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors would review and act on the resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, and would publicly disclose its decision and its rationale within 90 days of the certification of the election results. Abstentions and broker non-votes will not be counted for purposes of the election of directors. Brokers do not have discretion to vote any uninstructed shares over the election of directors.

The Board of Directors recommends that the stockholders vote FOR the election of the nominees for directors listed below.

BOARD OF DIRECTORS

The following table sets forth certain information about our director nominees as of the date of this Proxy Statement. There is no family relationship between any director, executive officer or person nominated to become a director. The Board of Directors provides a process for stockholders to send communications to the Board of Directors. See “Corporate Governance—Communications with the Board of Directors.” The business address for each nominee for matters regarding AGM is Apollo Global Management, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019.

Name	Age	Position(s)
Marc Rowan	60	Chief Executive Officer and Director
James Belardi	65	Chief Executive Officer of AHL and Director
Scott Kleinman	49	Co-President of AAM and Director
James Zelter	60	Co-President of AAM and Director
Walter (Jay) Clayton	56	Non-Executive Chair and Director
Marc Beilinson	64	Director
Jessica Bibliowicz	62	Director
Michael Ducey	74	Director
Richard Emerson	60	Director
Kerry Murphy Healey	62	Director
Mitra Hormozi	53	Director
Pamela Joyner	64	Director
A.B. Krongard	85	Director
Pauline Richards	74	Director
David Simon	60	Director
Lynn Swann	70	Director

Marc Rowan. Marc Rowan is the Chief Executive Officer of AGM, a member of the Board of Directors, and a member of the executive committee of the Board of Directors (the “Executive Committee”). Mr. Rowan co-founded Apollo in 1990. Mr. Rowan currently serves on the boards of directors of, inter alia, AHL and Athora Holding. Mr. Rowan is Chair of the Board of Advisors of The Wharton School and a member of the University of Pennsylvania’s Board of Trustees. He has previously served on the boards of directors of, inter alia, Caesars Acquisition Co. and Caesars Entertainment Corporation. In addition, he is involved in public policy and is an initial funder and contributor to the development of the Penn Wharton Budget Model, a nonpartisan research initiative which provides analysis of public policy’s fiscal impact. An active philanthropist, Mr. Rowan is a founding member and Chair of the Youth Renewal Fund and Vice Chair of Darca, Israel’s top educational network operating 40 schools with over 22,000 students throughout Israel’s most diverse and underserved communities. Mr. Rowan also serves on the board of directors of, inter alia, OpenDor Media, a digital media company centered on engaging Jewish and Israeli content. He is an Executive Committee member of the Civil Society Fellowship, a partnership of ADL and the Aspen Institute, designed to empower the next generation of community leaders and problem solvers from across the political spectrum. He also serves on the boards of, inter alia, several technology-oriented venture companies. Mr. Rowan graduated summa cum laude from the University of Pennsylvania’s Wharton School of Business with a B.S. and an M.B.A. in Finance. Mr. Rowan has significant experience making and managing investments, particularly financial services investing, on behalf of Apollo and has over 35 years’ experience financing, analyzing and investing in public and private companies. Mr. Rowan’s extensive financial background and expertise in private equity investments enhance the breadth of experience of the Board of Directors.

James R. Belardi. James R. Belardi is a member of the Board of Directors and an executive officer of AGM. Mr. Belardi is a co-founder of AHL, and has served as AHL’s Chairman, Chief Executive Officer and Chief Investment Officer since May 2009. In addition, Mr. Belardi is the founder, Chairman and Chief Executive Officer of ISG, AHL’s investment manager. He is a member of AHL’s executive committee and ISG’s executive committee. Mr. Belardi is responsible for AHL’s overall strategic direction and the day-to-day management of its investment portfolio. Prior to founding AHL and ISG, Mr. Belardi was President of SunAmerica Life Insurance Company and was also Executive Vice President and Chief Investment Officer of AIG Retirement Services, Inc., where he had responsibility for an invested-asset portfolio of $250 billion. Mr. Belardi has a Bachelor of Arts degree in economics from Stanford University and a Master of Business Administration from the University of California, Los Angeles. He currently serves on the board of directors of ISG, Paulist Productions, where he chairs the investment committee, and Southern California Aquatics. Mr. Belardi swam in the 1976 and 1980 Olympic Swimming Trials and is a nine-time Masters Swimming World Record Holder. Mr. Belardi’s demonstrated track record in and deep knowledge of the financial services business, including having founded both AHL and ISG, and his extensive experience in the insurance industry provide immense value to the Board of Directors and the AHL board of directors.

Scott Kleinman. Scott Kleinman is a member of the Board of Directors. Mr. Kleinman is Co-President of AAM, co-leading AAM’s day-to-day operations including all of AAM’s revenue-generating businesses and enterprise solutions across its integrated alternative investment platform, as well as a member of the board of directors of AAM (the “AAM Board”) since January 2021. Mr. Kleinman joined Apollo six years after its inception in 1996, and was named Lead Partner for Private Equity in 2009 prior to being named Co-President in 2018. Mr. Kleinman currently serves on the board of directors of AHL, Athora Holding, Ltd., and Apollo Strategic Growth Capital II and previously served on the board of directors of Apollo Strategic Growth Capital and CH2M Hill Companies. Prior to joining Apollo, Mr. Kleinman was a member of the Investment Banking division at Smith Barney Inc. In 2014, Mr. Kleinman founded the Kleinman Center for Energy Policy at the University of Pennsylvania. He is a member of the Board of Advisors at the University of Pennsylvania Stuart Weitzman School of Design. He is also a member of the Board of Advisors of Nature Conservancy New York as well as the Board of Directors of White Plains Hospital, where he co-chaired the COVID-19 Relief Campaign. Mr. Kleinman received a BA and BS from the University of Pennsylvania and the Wharton School of Business, respectively, graduating magna cum laude, Phi Beta Kappa. Mr. Kleinman’s extensive knowledge of Apollo’s business and expertise in private equity investments enhance the breadth of experience of the Board of Directors and the AAM Board.

James Zelter. James Zelter is a member of the Board of Directors and the AAM Board. Mr. Zelter is Co-President of AAM. Mr. Zelter joined Apollo in 2006, served as Chief Investment Officer of Apollo’s credit business from 2006 and became Co-President in January 2018. Since 2006, Mr. Zelter has also served in several senior roles at Apollo Investment Corporation, a publicly traded vehicle managed by Apollo, and served as a director on its board of directors from 2006 to 2020. Prior to joining Apollo, Mr. Zelter was with Citigroup Inc. and its predecessor companies from 1994 to 2006. From 2003 to 2005, Mr. Zelter was Chief Investment Officer of Citigroup Alternative Investments, and prior to that he was responsible for Citigroup’s Global High Yield franchise. Prior to joining Citigroup in 1994, Mr. Zelter was a High Yield Trader at Goldman, Sachs & Co. Mr. Zelter has significant experience in global credit markets and has overseen the broad expansion of AGM’s credit platform. He is a member of the Duke University Board of Trustees and a board member of DUMAC, Inc., the investment management company that oversees the Duke University endowment. Mr. Zelter also serves on the board of directors of the Robert Toigo Foundation, the Partnership for New York City, and The Bridge Golf Foundation, as well as the Board of Fellows of Weill Cornell Medicine. Mr. Zelter has a B.A. in Economics from Duke University. Mr. Zelter’s extensive knowledge of AGM’s business and expertise in credit investments enhances the breadth of experience of the Board of Directors and the AAM Board.

Walter (Jay) Clayton III. Jay Clayton serves as non-executive Chair, Chair of the Executive Committee and a member of the Nominating and Corporate Governance Committee. Mr. Clayton previously served as non-executive Chair of AAM Board from March 21, 2021 through December 2021, and prior to that time, served as Lead Independent Director of the AAM Board effective March 1, 2021. Mr. Clayton served as Chair of the SEC from May 2017 through December 2020. In addition to chairing the SEC, he was a member of the President’s Working Group on Financial Markets, the Financial Stability Oversight Council and the Financial Stability Board. Mr. Clayton also participated on the Board of the International Organization of Securities

Commissions. In addition to financial stability matters, Mr. Clayton’s participation in these domestic and international bodies focused on cybersecurity, climate risk and digital assets. Prior to joining the SEC, Mr. Clayton was a partner at Sullivan & Cromwell LLP, where he was a member of the firm’s Management Committee, co-head of the firm’s corporate practice and co-head of the cybersecurity group. From 2009 to 2017, Mr. Clayton was a Lecturer in Law and Adjunct Professor at the University of Pennsylvania Law School and since July 2021 has been an Adjunct Professor at both the Wharton School and the Carey Law School of the University of Pennsylvania. Mr. Clayton also is a Senior Policy Advisor and Of Counsel to Sullivan & Cromwell LLP, and has advisory roles with several private companies and non-profit organizations. Mr. Clayton is also a member of the Federal Deposit Insurance Corporation’s Systemic Resolution Advisory Committee. Mr. Clayton earned a B.S. in Engineering from the University of Pennsylvania, a B.A. and M.A. in Economics from the University of Cambridge, and a J.D. from the University of Pennsylvania Law School. Mr. Clayton’s breadth of professional and management experience, as well as his deep knowledge and understanding of the operation and regulation of private and public capital markets, make him a valuable member of the Board of Directors.

Marc A. Beilinson. Marc A. Beilinson serves as an independent director and Chairperson of the compensation committee of the Board of Directors (the “Compensation Committee”). Mr. Beilinson has served as a director of AHL since 2013 and is the lead independent director and a member of AHL’s conflicts committee and legal and regulatory committee. Mr. Beilinson served on the AHL compensation committee from August 2013 until December 2021. Since August 2011, Mr. Beilinson has been the Managing Director of Beilinson Advisory Group, a financial restructuring and hospitality advisory group that specializes in assisting distressed companies. Most recently, Mr. Beilinson served as Chief Restructuring Officer of Newbury Common Associates LLC (and certain affiliates) from December 2016 to June 2017. Mr. Beilinson previously served as Chief Restructuring Officer of Fisker Automotive from November 2013 to August 2014 and as Chief Restructuring Officer and Chief Executive Officer of Eagle Hospitality Properties Trust, Inc. from August 2011 to December 2014 and Innkeepers USA Trust from November 2008 to March 2012. Mr. Beilinson oversaw the Chapter 11 reorganization of Innkeepers USA, Fisker Automotive and Newbury Common Associates in his interim management roles as the Chief Restructuring Officer of those companies. Mr. Beilinson currently serves on the boards of directors of Exela Technologies and Playtika, as well as several privately held companies. Mr. Beilinson has previously served on the boards of directors and audit committees of a number of public and privately held companies, including Westinghouse Electric, Caesars Acquisition Company, Wyndham International, Inc., Apollo Commercial Real Estate Finance, Inc., Innkeepers USA Trust and Gastar Inc. Mr. Beilinson has a Bachelor of Arts in political science from the University of California, Los Angeles and a Juris Doctor from the University of California Davis Law School. Mr. Beilinson’s over thirty years of service to the boards of both public and private companies, and his extensive knowledge of legal and compliance issues, including the Sarbanes-Oxley Act of 2002 enhances the Board of Directors.

Jessica Bibliowicz. Jessica Bibliowicz serves as an independent director and a member of the audit committee of the Board of Directors (the “Audit Committee”). Ms. Bibliowicz has also served as an independent director and a member of the audit committee of the AAM Board (the “AAM Audit Committee”) since March 2022. Ms. Bibliowicz is a successful entrepreneur and organizational leader within financial services with more than 30 years of experience with public and private companies. Notably, she became president and CEO of National Financial Partners (“NFP”), a leading provider of benefits, insurance and asset management services, in 1999 and Chairman of the company’s Board in 2003, and took the company public later that year. She continued to serve in both roles until NFP was acquired in 2013. Earlier in her career, Ms. Bibliowicz held senior management positions at Prudential Mutual Funds and Smith Barney Mutual Funds. She is a member of the Board of Prudential Insurance Funds and previously served on the Board of Directors for Sotheby’s until it went private in 2019. Ms. Bibliowicz has served on the Board of Fellows of Weill Cornell Medicine for more than 15 years and is currently Chair and also serves on the Board of Trustees of Cornell University and the Board of Trustees of New York-Presbyterian. Ms. Bibliowicz’s extensive business experience and leadership roles at both public and private companies makes her a valuable member of the Board of Directors.

Michael Ducey. Michael Ducey is an independent member of the Board of Directors and a member of the Audit Committee. Mr. Ducey also serves as an independent director of the AAM Board and as a member of the AAM Audit Committee. Mr. Ducey has served as an independent director and a member of the AAM Audit Committee since 2011. Mr. Ducey also served as Chairperson of the conflicts committee of the AAM Board from 2011 through December 2021. Mr. Ducey was with Compass Minerals International, Inc., from March 2002 to May 2006, where he served in a variety of roles, including as President, Chief Executive Officer and Director prior to his retirement in May 2006. Prior to joining Compass Minerals International, Inc., Mr. Ducey worked for nearly 30 years at Borden Chemical, Inc., in various management, sales, marketing, planning and commercial development positions, and ultimately as President, Chief Executive Officer and Director. Mr. Ducey joined Sisecam Resource Partners LLC (formerly Ciner Resources Corporation and prior to that OCI Resources LP) as an independent member of the board of directors in September 2014, where he serves on the audit committee and the conflicts committee. From May 2006 to July 2016, Mr. Ducey was a member of the board of directors of Verso Paper Holdings, Inc. and served as Chairman of the audit committee. From September 2009 to December 2012, Mr. Ducey was the non-executive Chairman of TPC Group, Inc. and served on the audit committee and the environmental health and safety committee. From June 2006 to May 2008, Mr. Ducey served on the board of directors of and as a member of the governance and compensation committee of the board of directors of UAP Holdings Corporation. From July 2010 to May 2011, Mr. Ducey was a member of the board of directors and served on the audit committee of Smurfit-Stone Container Corporation. From October 2010 to April 2017, Mr. Ducey served as the Chairman of the compliance and governance committee and the nominations committee of the board of directors of HaloSource, Inc. He served on the board of Fenner, PLC from January 2017 to June 2018 and served on the Audit, Governance and Remunerations Committees. Mr. Ducey graduated from Otterbein University with a degree in Economics and an M.B.A. in finance from the University of Dayton. Mr. Ducey’s comprehensive corporate background and his experience serving on various boards and committees adds significant value to the Board of Directors and the AAM Board.

Richard Emerson. Richard Emerson serves as an independent director and a member of the Compensation Committee. Mr. Emerson served as an independent director of the AAM Board from March 2021 through December 2021. Mr. Emerson has spent his entire career in investment banking and corporate finance. He currently serves as president of Pendral Capital, where he both invests and advises technology clients on strategic transactions. From 2004 through 2008, he was Senior Managing Director of Evercore Partners Inc., a public investment banking advisory firm, where he established and ran the San Francisco office. Prior to Evercore, Mr. Emerson served as Senior Vice President, Corporate Development and Strategy, of Microsoft Corporation, reporting directly to the Chief Executive Officer and serving on the executive leadership team, with responsibility for all acquisitions, investments, strategic partnerships and corporate strategy. Mr. Emerson joined Microsoft from investment bank Lazard Ltd., where as a Senior Managing Director, he established and ran the west coast office, and advised clients on industry defining mergers, acquisitions and related financial transactions. Prior to Lazard, Mr. Emerson held senior roles with The Blackstone Group and Morgan Stanley & Co. Mr. Emerson has a BA and MA in Economics and a JD from Stanford University, and an MBA from Dartmouth College. Mr. Emerson’s investment banking and corporate finance background adds significant value to the Board of Directors.

Kerry Murphy Healey. Kerry Murphy Healey serves as an independent director and Chairperson of the sustainability and corporate responsibility committee of the Board of Directors (the “Sustainability and Corporate Responsibility Committee”). Dr. Healey served as an independent director of the AAM Board from March 2021 through December 2021. Dr. Healey is the inaugural president of the Milken Center for Advancing the American Dream in Washington, DC. Dr. Healey served as the President of Babson College from 2013-2019 and was elected President Emerita by the trustees of Babson College in 2021. Before coming to Babson, she served with distinction as the 70th lieutenant governor of Massachusetts from 2003 to 2007, where she worked to lead, enact, and implement a wide range of policy and legislative initiatives for the Romney-Healey Administration. In 2008, Dr. Healey was appointed by Secretary of State Condoleezza Rice as a founding member of the Executive Committee of the U.S. State Department’s Public-Private Partnership for Justice Reform in Afghanistan (PJRA), a position to which she was later reappointed by Secretary of State Hillary Clinton. Prior to her public service,

Dr. Healey worked for more than a decade as a public policy consultant to the United States Department of Justice for Cambridge-based think tank Abt Associates. Dr. Healey holds an AB in government from Harvard College and a PhD in political science and law from Trinity College, Dublin. She has been a fellow at the Harvard Kennedy School’s Institute of Politics and Harvard’s Center for Public Leadership. She is a member of the Council on Foreign Relations and the Trilateral Commission, and a trustee of the American University of Afghanistan and the American University of Bahrain. Dr. Healey’s public service experience and her role in government makes her a valuable member of the Board of Directors.

Mitra Hormozi. Mitra Hormozi serves as an independent director and a member of the Nominating and Corporate Governance Committee and the Sustainability and Corporate Responsibility Committee. Ms. Hormozi has served as a director of AHL since December 2018 and is the chair of AHL’s legal and regulatory committee. Ms. Hormozi is also a director of a number of AHL’s US subsidiaries. Ms. Hormozi previously served on AHL’s compensation committee from 2019 until 2022. Ms. Hormozi has been a partner at Walden Macht & Haran LLP since January 2020. Ms. Hormozi was Executive Vice President and General Counsel of Revlon, Inc. from April 2015 to July 2019, where she was responsible for overseeing Revlon’s legal affairs worldwide. Earlier in her career, Ms. Hormozi was a federal prosecutor in the Eastern District of New York. She also previously served on the board of directors of Revlon from November 2019 until July 2020. Ms. Hormozi received a Bachelor of Arts in history from the University of Michigan and a Juris Doctor from the New York University School of Law. Ms. Hormozi’s extensive legal counsel experience provides value to the Board of Directors.

Pamela Joyner. Pamela Joyner serves as an independent director and a member of the Nominating and Corporate Governance Committee. Ms. Joyner served as an independent director of the AAM Board from March 2021 through December 2021. Ms. Joyner is a founding partner of Avid Partners LLC, a strategic marketing consulting firm. Previously, she held senior positions at Bowman Capital Management LLC and Capital Guardian Trust Company. Ms. Joyner is an independent director of First Republic Bank, a position she has held for over 17 years. In that time, Ms. Joyner has served as chair of First Republic Bank’s investment and compensation committee, and as a member of its governance committee. She is a trustee emeritus of Dartmouth College, Chair Emeritus of the Tate Americas Foundation, and a trustee of the Art Institute of Chicago and J. Paul Getty Trust. She was previously Co-Chair of the San Francisco Ballet Association. Ms. Joyner holds a BA from Dartmouth College, an MBA from Harvard University and an Honorary Degree from Dartmouth College. Ms. Joyner’s extensive business experience and her service on the board of a regulated company makes her a valuable member of the Board of Directors.

A.B. Krongard. A.B. Krongard is an independent member of the Board of Directors, Chairperson of the Nominating and Corporate Governance Committee, and a member of the Audit Committee. Mr. Krongard also serves an independent director of the AAM Board and is a member of the AAM Audit Committee. Mr. Krongard has served as an independent director and a member of the AAM Audit Committee since 2011. Mr. Krongard also served as a member of the conflicts committee of the AAM Board from January 2019 through December 2021. From 2001 to 2004, Mr. Krongard served as Executive Director of the Central Intelligence Agency. From 1998 to 2001, Mr. Krongard served as Counselor to the Director of Central Intelligence. Prior to 1998, Mr. Krongard served in various capacities at Alex Brown, Incorporated, including serving as Chief Executive Officer beginning in 1991 and assuming additional duties as Chairman of the board of directors in 1994. Upon the merger of Alex Brown, Incorporated with Bankers Trust Corporation in 1997, Mr. Krongard served as Vice-Chairman of the Board of Bankers Trust Corporation and served in such capacity until assuming his position at the Central Intelligence Agency. Mr. Krongard served as the Lead Director of Under Armour, Inc. from 2006 to 2020. Mr. Krongard serves as chairman of the nominating and corporate governance committee and a member of the compensation committee of Iridium Communications Inc. and as a member of the audit committee of Icahn Enterprises L.P. Mr. Krongard served on the board of trustees of In-Q-Tel, Inc. from 2007 to 2022. Mr. Krongard graduated with honors from Princeton University and received a J.D. from the University of Maryland School of Law, where he also graduated with honors. Mr. Krongard’s comprehensive corporate background contributes to the range of experience of the Board of Directors and the AAM Board.

Pauline Richards. Pauline Richards serves as an independent director, Chairperson of the Audit Committee and a member of the Sustainability and Corporate Responsibility Committee. Ms. Richards has served as an independent director of AAM and as Chairperson of the AAM Audit Committee since 2011. Ms. Richards was also a member of the conflicts committee of the AAM Board from October 2020 to December 2021. Ms. Richards currently serves as Chief Operating Officer of Trebuchet Group Holdings Limited, a position she has held since 2008. Ms. Richards also serves as a member of the Audit and Governance Committees of the board of directors of Wyndham Hotels and Resorts. Prior to mid-2018, Ms. Richards served on the board of Wyndham Worldwide, a position she held since 2006; is a director of Hamilton Insurance Group, serving on the audit and investment committees, a position she has held since 2013. Prior to 2008, Ms. Richards served as Director of Development of Saltus Grammar School from 2003 to 2008, as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited from 2001 to 2003, and as Treasurer of Gulf Stream Financial Limited from 1999 to 2000. Ms. Richards also served as a member of the Audit Committee and chair of the Corporate Governance Committee of the board of directors of Butterfield Bank from 2006 to 2013. Ms. Richards graduated from Queen’s University, Ontario, Canada, with a BA in psychology and has obtained certification as a CPA, CMA. Ms. Richards’ extensive finance experience and her service on the boards of other public companies adds significant value to the Board of Directors and the AAM Board.

David Simon. David Simon serves as an independent director on the Board of Directors. Mr. Simon served as an independent director of the AAM Board from June 2021 through December 2021. Mr. Simon is currently Chairman of the Board, CEO and President of Simon Property Group. Mr. Simon has been the CEO of Simon Property Group or its predecessor since 1995 and President of Simon Property Group since February 2019. He served as President of Simon Property Group’s predecessor from 1993 to 1996, and he has served as a director of Simon Property Group or its predecessor since the company’s incorporation in 1993, beginning his role as Chairman in 2007. Previously, Mr. Simon was Vice President of Wasserstein Perella & Company from 1988 to 1990, and an Associate at First Boston Corp. from 1985 to 1988. He is a member and former chairman of the National Association of Real Estate Investment Trusts. He also serves as Chairman of the Supervisory Board of Klépierre S.A., (“Klépierre”), a publicly traded Paris-based European leader in shopping malls. Mr. Simon previously served as Chairman of the Board of Simon Property Group Acquisition Holdings, Inc., a special purpose acquisition company (“SPAC”) launched by Simon Property Group, from January 2021 through August 5, 2022. Mr. Simon earned a B.S. from the Indiana University Kelley School of Business and an MBA from Columbia University. Mr. Simon’s decades of experience in financing, deal-making, and real estate, as well as his extensive business experience through his roles as Chairman of the Board, CEO and President of a regulated company, contribute immense value to the Board of Directors.

Although Mr. Simon holds positions with Simon Property Group and an associated company, Klépierre, a French public REIT in which Simon Property Group holds a significant stake, and until August 5, 2022, held a position with a SPAC sponsored by Simon Property Group, Simon Property Group Acquisition Holdings, Inc., Mr. Simon has demonstrated his commitment to fulfilling his duties as an Apollo board member. Since joining the AAM Board in June 2021, he has attended 100% of AAM and AGM board meetings, and AAM’s 2021 Annual Meeting of Stockholders. Given Mr. Simon’s commitment to AGM, his long-service as an executive and board member of Simon Property Group, dating back to 1993, and his role at Klépierre being complementary with Mr. Simon’s duties as Chairman of the Board, CEO and President of Simon Property Group, we believe Mr. Simon is able to dedicate sufficient time, energy and attention to ensure diligent performance of his duties as a member of the Board of Directors, as required by our corporate governance guidelines. As discussed above, Mr. Simon resigned from his position at Simon Property Group Acquisition Holdings, Inc. effective as of August 5, 2022.

Lynn Swann. Lynn Swann serves as an independent director and a member of the Compensation Committee. Mr. Swann has served as a director of AHL since September 2020. Mr. Swann is president of Swann, Inc., a marketing and consulting firm he founded in 1976. From 2016 to 2019, Mr. Swann served as the Athletic Director of the University of Southern California, where he was responsible for overall administration of 21 women’s and men’s Division I athletic programs at the university. Mr. Swann currently serves on the boards of directors of Evoqua Water Technologies and American Homes 4 Rent, and has previously served on the boards of a number of publicly-traded, privately-held and non-profit entities, such as Fluor Corporation, Caesar’s Entertainment Corp., Hershey Entertainment and Resorts, H.J. Heinz Company and the Professional Golfers’ Association (PGA) of America. In addition to his extensive executive and board experience, Mr. Swann played nine seasons for the Pittsburgh Steelers and was elected to the Pro Football Hall of Fame in 2001. He also previously worked on-air as a host, reporter and analyst for the American Broadcast Company (ABC-TV) for nearly 30 years and served as chairman of the national board of Big Brothers Big Sisters of America. President George W. Bush appointed Mr. Swann as the Chairman of the President’s Council on Fitness, Sports and Nutrition, where he served from 2002 to 2005. Mr. Swann received a Bachelor of Arts from the University of Southern California. Mr. Swann’s experience serving on the board of directors of public, private and non-profit entities provides value to the Board of Directors.

Required Vote

Our organizational documents provide that, in an uncontested election, each director must receive the majority of the votes cast with respect to that director. If a director does not receive a majority vote, he or she has agreed that he or she will offer to resign from the Board of Directors. The Nominating and Corporate Governance Committee would make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors would review and act on the resignation taking into account the recommendation of the Nominating and Corporate Governance Committee and would publicly disclose its decision and its rationale within 90 days of the certification of the election results. In accordance with Delaware law, shares for which votes are withheld from any nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While shares for which broker non-votes occur will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares voted with respect to the election of directors.

CORPORATE GOVERNANCE

Throughout 2021, AGM announced a number of significant enhancements to our governance and ownership structures, including an overhaul of our board governance framework, a transition to a simplified ownership and voting structure and a refresh of our corporate governance documents. Examples of the corporate governance enhancements completed during 2021 and upon the closing of the Mergers on January 1, 2022, include:

Independent Board Oversight: AGM’s accounting predecessor, AAM, was previously a controlled company whereby all power and authority of the board of directors was delegated to an executive committee of the board comprised of the Former Managing Partners. AGM has ceased being a controlled company, and our Board of Directors now consists of a majority of independent directors, with 12 of our 17 directors being independent (12 of 16 directors will be independent following the Annual Meeting), with a mix of new directors and longer-serving directors. We have also separated the role of CEO and board chair and added an independent non-executive board chair. Our Board of Directors has also formed an audit committee, compensation committee, nominating and corporate governance committee and sustainability and corporate responsibility committee, each of which is NYSE-compliant and fully independent.

Shareholder Rights and Accountability: AGM has eliminated AAM’s umbrella partnership C-corporation structure, simplifying its ownership and voting structure. Whereas AAM previously had three classes of common stock, AGM now has only one class of outstanding shares, with each share entitled to one vote. We have also adopted a number of practices to further enhance shareholder rights and accountability. These include holding annual elections for all directors, adopting a majority vote standard for the election of directors in uncontested elections, providing proxy access rights to shareholders, adopting a director resignation policy, and providing shareholders with at least 25% ownership the ability to call special meetings.

Good Governance Policies and Practices: We have updated our code of business conduct and ethics applicable to directors and employees of AGM and corporate governance guidelines and related person transactions policy to align with industry best practices. In addition, we have adopted meaningful stock ownership guidelines for independent directors.

We believe that these significant enhancements to our governance and ownership structure positions AGM as a long-term investment industry leader with best-in-class governance practices and enable AGM to be included in a broader set of market indices.

Director Independence

Our Board of Directors currently consists of 17 directors (to be reduced to 16 directors effective as of the opening of the polls of the Annual Meeting). Our Nominating and Corporate Governance Committee recommended, and our Board of Directors determined that twelve of our directors, Messrs. Beilinson, Clayton, Ducey, Emerson, Krongard, Simon and Swann, Mses. Bibliowicz, Hormozi, Joyner and Richards, and Dr. Healey, are independent under the NYSE rules relating to corporate governance matters and the independence standards described in our corporate governance guidelines. Under our corporate governance guidelines, directors are expected to satisfy the following criteria: (i) dedicate sufficient time, energy and attention to ensure the diligent performance of their duties; (ii) comply with the duties and responsibilities set forth herein and in the bylaws of AGM; (iii) comply with all duties of care, loyalty and confidentiality applicable to directors of publicly traded corporations organized in our jurisdiction of incorporation; and (iv) adhere to AGM’s Code of Business Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein and any other Company policies that apply to directors.

Board of Directors Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors has an oversight role, as a whole and also at the committee level, in overseeing management of AGM’s risks. We expect the Board of Directors to regularly review information regarding our credit, liquidity and operations, as well as the risks associated with each. The compensation committee is responsible for overseeing the management of risks relating to employee compensation plans and arrangements, the audit committee oversees the management of financial risks and the sustainability and corporate responsibility committee is responsible for overseeing the management of risks relating to corporate responsibilities and sustainability matters. While each committee is responsible for overseeing the management of certain risks, the entire Board of Directors is regularly informed through committee reports about such risks. Additionally, the Board of Directors is also responsible for overseeing our cybersecurity risks. Our head of information technology provides annual cybersecurity updates to either our Board of Directors or the Audit Committee.

We maintain separate roles for our Chief Executive Officer and Non-Executive Chair of the Board of Directors. Marc Rowan currently serves as Chief Executive Officer. Jay Clayton currently serves as Non-Executive Chair of the Board of Directors.

The Board of Directors understands that no single approach to board leadership is universally accepted and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history and culture. Accordingly, our Board of Directors assesses its leadership structure in light of these factors and the current environment to achieve the optimal model for us and for our stockholders.

The composition of the Board of Directors, the tenure of the directors with AGM, the overall experience of the directors and the experience that the directors have had with the Non-Executive Chair, the Chief Executive Officer and the executive management group permit and encourage each member to take an active role in discussions, and each member does actively participate in substantive discussions. We believe that our current Board of Directors leadership structure is serving AGM well at this time.

Board of Directors Meetings and Committees

In fiscal 2021, prior to the closing of the Mergers, the AAM Board had three committees—an executive committee, an audit committee and a conflicts committee. Additionally, as discussed further in the section titled “Executive Compensation,” in 2021, the members of the executive committee of the AAM Board (the “AAM Executive Committee”) made all determinations regarding named executive officer compensation, except with respect to the consideration of the renewal of Mr. Rowan’s employment agreement, new employment agreements of the Co-Presidents of AAM and the grants of RSUs to our named executive officers (other than Messrs. Rowan and Black who did not receive such grants), which decisions were delegated to an ad hoc compensation committee that was composed solely of independent directors of the AAM Board (the “Ad Hoc Compensation Committee”).

As outlined in further detail herein, Athene and Apollo merged on January 1, 2022, with AAM continuing as a subsidiary of its new parent company, AGM. There were no meetings of the Board of Directors of AGM prior to such merger transactions. In fiscal 2021, the AAM Board held ten meetings. In fiscal 2021, the AAM Executive Committee held eleven meetings. In fiscal 2021, the AAM Audit Committee held eight meetings. All of the directors then serving on the AAM Board attended at least 75% of the meetings of the AAM Board and of the committees on which they served and 11 of the members of our Board of Directors (then serving as members of the AAM Board) attended the AAM 2021 annual meeting of stockholders.

Upon the closing of the Mergers on January 1, 2022, AGM established five committees of the Board of Directors:

•	Audit Committee

•	Compensation Committee

•	Executive Committee

•	Nominating and Corporate Governance Committee

•	Sustainability and Corporate Responsibility Committee

According to the AGM’s corporate governance guidelines, directors are expected to use their best efforts to attend the annual meeting of stockholders, meetings of the Board of Directors and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Except as otherwise provided in our certificate of incorporation, where action is required or permitted to be taken by our Board of Directors or a committee thereof, a majority in voting power of the directors or committee members present at any meeting of our Board of Directors or any committee thereof at which there is a quorum shall be the act of our Board of Directors or such committee, as the case may be. Our Board of Directors or any committee thereof may also act by unanimous written consent.

Audit Committee

The primary purpose of the Audit Committee is to assist our Board of Directors in overseeing and monitoring (i) the integrity of the financial statements and other financial information provided to our stockholders, the public, any stock exchange and others, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of our independent auditor, (iv) the performance of our internal audit function and our system of internal controls, and (v) such other matters as are assigned to the Audit Committee pursuant to our audit committee charter or as mandated under applicable laws, rules and regulations.

The current members of the Audit Committee are Mses. Richards and Bibliowicz and Messrs. Ducey and Krongard. Ms. Richards currently serves as Chairperson of the Audit Committee. The Board of Directors has determined that each of the members of the Audit Committee meets the independence standards and financial literacy requirements for service on an audit committee of a board of directors pursuant to the Exchange Act and NYSE rules applicable to audit committees. Furthermore, our Board of Directors has determined that each of Mses. Richards and Bibliowicz and Messrs. Ducey and Krongard is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. Our Audit Committee has a charter that complies with current SEC and NYSE rules. Our Audit Committee’s charter is available on our website at www.apollo.com under the “Stockholders/Governance & Leadership” section.

Compensation Committee

The primary purpose of the Compensation Committee is to have responsibility for the compensation of our executive officers, including AGM’s Chief Executive Officer, and for equity-based plans as further provided in our compensation committee charter.

The current members of our Compensation Committee are Messrs. Beilinson, Emerson and Swann. Mr. Beilinson currently serves as Chairperson of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee meets the independence standards for service on a compensation committee of a board of directors pursuant to the NYSE rules applicable to compensation committees. Our Compensation Committee has a charter that complies with current SEC and NYSE rules. Our Compensation Committee’s charter is available on our website at www.apollo.com under the “Stockholders/Governance & Leadership” section.

Executive Committee

The Executive Committee is responsible generally for managing the affairs of the Board of Directors between its meetings, providing guidance to senior management and recommendations to the Board of Directors regarding AGM’s strategic, financial and operating plans and performance, and key employment decisions, in each case, consistent with and subject to applicable law and securities regulations and the fiduciary duties of the Board of Directors.

The current members of the Executive Committee are Messrs. Clayton, Harris and Rowan. On August 8, 2022, Mr. Harris, a director of the Company, informed us of his decision not to seek re-election at the Annual Meeting. Accordingly, pursuant to the terms of the Stockholders Agreement, dated January 1, 2022 between AGM and the Former Managing Partners and certain affiliates of the Former Managing Partners (the “Stockholders Agreement”), Mr. Harris will cease to be a member of the Executive Committee effective upon the opening of the polls at the Annual Meeting. The current observers of the Executive Committee are Messrs. James Belardi, Scott Kleinman, Gary Parr and James Zelter. Mr. Clayton currently serves as Chair of the Executive Committee. The Executive Committee’s charter is available on our website at www.apollo.com under the “Stockholders/Governance & Leadership” section.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to (i) identify individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors, (ii) recommend to the Board of Directors for approval director nominees, consistent with our director qualifications criteria and any obligations under our contractual arrangements, (iii) develop and recommend to the Board of Directors for approval corporate governance guidelines and (iv) develop processes and procedures for the evaluation of the Board of Directors and its committees, and report to the Board of Directors regarding the results of such evaluation.

The current members of our Nominating and Corporate Governance Committee are Messrs. Krongard and Clayton and Mses. Hormozi and Joyner. Mr. Krongard currently serves as Chairperson of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee has a charter that complies with current SEC and NYSE rules. Our Nominating and Corporate Governance Committee’s charter is available on our website at www.apollo.com under the “Stockholders/Governance & Leadership” section.

Sustainability and Corporate Responsibility Committee

The primary purpose of the Sustainability and Corporate Responsibility Committee is to (i) assist the Board of Directors in overseeing our corporate responsibility and sustainability matters, including environmental sustainability and climate change, human rights, social impact, employee health and safety, and diversity, equity and inclusion, that may affect our business, strategy, operations, performance or reputation, (ii) monitor and review our government relations strategies, political contributions, philanthropic actions and community initiatives, (iii) consider current and emerging matters relating to corporate responsibility and sustainability, and (iv) review our ESG Annual Report and significant public disclosure on corporate responsibility and sustainability matters.

The current members of our Sustainability and Corporate Responsibility Committee are Dr. Healey and Mses. Hormozi and Richards. Dr. Healey currently serves as Chairperson of the Sustainability and Corporate Responsibility Committee. Our Sustainability and Corporate Responsibility Committee’s charter is available on our website at www.apollo.com under the “Stockholders/Governance & Leadership” section.

Identifying and Evaluating Candidates for the Board of Directors

The Nominating and Corporate Governance Committee is responsible for recommending director candidates to the Board of Directors. Nominees for directorship are identified by the Nominating and Corporate Governance Committee in accordance with the criteria set forth below and any other criteria that may be identified by the Board or a committee of the Board, if appropriate, and in accordance with the procedures set forth in our corporate governance guidelines.

The Board of Directors seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating and Corporate Governance Committee’s assessment of a potential candidate will include an individual’s independence, as well as consideration of age, skills and experience, and a policy of promoting diversity, in the context of the needs of AGM. The Board of Directors includes five members who identify as women, four members who identify as racially or ethnically diverse and one member who is a veteran. Two of our directors who identify as women serve in board leadership roles: Pauline Richards serves as Chair of the Audit Committee and Dr. Kerry Murphy Healey serves as Chair of the Sustainability and Corporate Responsibility Committee. Our director who is a veteran, A.B. Krongard, serves as Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider director candidates recommended by AGM’s shareholders, directors, officers and employees and third-party search firms and other sources it deems appropriate. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates. All candidates reviewed by the Nominating and Corporate Governance Committee are evaluated in accordance with the criteria used by the Nominating and Corporate Governance Committee set forth in our corporate governance guidelines, regardless of the source of the recommendation. Shareholders may recommend director candidates by writing to Jessica L. Lomm, Secretary, Apollo Global Management, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019. As set forth in greater detail in our corporate governance guidelines, the criteria used by the Nominating and Corporate Governance Committee in evaluating director candidates includes: integrity, accountability, judgment, responsibility, high performance standards, financial literacy, commitment and enthusiasm, and courage.

Our certificate of incorporation provides that, except as otherwise provided pursuant to, and subject to the terms and conditions of, the provisions of the Stockholders Agreement or any certificate of designation with respect to any potential outstanding series of Preferred Stock relating to the rights of the holders of Preferred Stock to elect additional directors, the Board of Directors shall have the sole power to set the total number of directors which shall constitute the Board of Directors. Our directors are elected at an annual meeting of stockholders in a manner described in our certificate of incorporation and each director elected will hold office until the succeeding meeting after such director’s election and until such director’s successor is duly elected and qualified, or, if earlier, until such director’s death or until such director resigns or is removed. Our organizational documents provide that, in an uncontested election, each director must receive the majority of the votes cast with respect to that director. If a director does not receive a majority vote, he or she has agreed that he or she will offer to resign from the Board of Directors. The Nominating and Corporate Governance Committee would make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors would review and act on the resignation taking into account the recommendation of the Nominating and Corporate Governance Committee and would publicly disclose its decision and its rationale within 90 days of the certification of the election results.

Pursuant to the Stockholders Agreement, AGM will nominate each Former Managing Partner (or his designee, as applicable) for election to the Board of Directors as part of AGM’s slate of the Board of Directors, for so long as such Former Managing Partner, together with the members of his family group, beneficially owns at least $400 million in value or 10 million in number of shares of Common Stock. Each of the Former Managing Partners has, pursuant to the Stockholders Agreement, the right to nominate himself (or a designee) to our Board of Directors, see “Certain Relationships and Related Transactions, and Director Independence–Stockholders Agreement.” Mr. Rowan is a current member of the Board of Directors and has been nominated for election to the Board of Directors. On August 8, 2022, Mr. Harris, a current member of the Board of Directors, informed us of his decision not to seek re-election at the Annual Meeting, and did not exercise his right to nominate a designee for election at the Annual Meeting. Mr. Black, who is not a current member of the Board of Directors, has informed us that he has no current intention to exercise his nomination right for himself or a designee. All director candidates are evaluated in accordance with the criteria used by the Nominating and Corporate Governance Committee set forth in our corporate governance guidelines.

Corporate Governance Guidelines

We have corporate governance guidelines that address significant corporate governance policies and procedures by which our board of directors carries out its responsibilities. The guidelines are available for viewing on our website at www.apollo.com under the “Stockholders/Governance & Leadership” section. We will also provide the guidelines, free of charge, to stockholders who request them. Requests should be directed to our Secretary at Apollo Global Management, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019.

Evaluations of the Board and Committees

Our Board of Directors evaluates its performance and the performance of its committees on an annual basis through an evaluation process overseen by our Nominating and Corporate Governance Committee. The Board of Directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the Board of Directors or any committee thereof.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics, which applies to, among others, our Board of Directors, our principal executive officer, principal financial officer and principal accounting officer. A copy of our Code of Business Conduct and Ethics is available on our website at www.apollo.com under the “Stockholders/Governance & Leadership” section. We intend to disclose any amendment to or waiver of the Code of Business Conduct and Ethics on behalf of an executive officer or director either on our website or in a Form 8-K filing.

Human Capital

We believe that investing in opportunities, communities and our people helps us to achieve exceptional outcomes for our shareholders and fund investors and a positive social impact. Apollo’s talent is instrumental to our success as a global alternative asset manager, and investing in and fostering a high-performing, diverse and inclusive workforce is a key pillar of operating our business. We believe this commitment to diversity, equity and inclusion is central to the Apollo business model, an integrated platform which fosters strong collaboration across businesses and functions. Rooted in our core values, we strive to build a culture where our talent can excel and grow in their careers.

Diversity, Equity, and Inclusion

At Apollo, we feel strongly that building a diverse and inclusive workforce is a strategic imperative.

We are approaching our diversity, equity and inclusion strategy through the positioning of our “expanding opportunity” initiative. Expanding opportunity focuses on three specific areas – workplace, marketplace and community. In collaboration with our employees, we are seeking to empower our entire organization to expand opportunity in the work we do, every day. We are keenly focused on how we attract, retain, develop and advance talent at Apollo. We believe that an engaged, diverse workforce is one that will bring its best ideas to innovate and drive value for the firm. Across the organization, from our team dedicated to citizenship initiatives to our employee affinity networks, we are committed to advancing a shared goal of building a more inclusive, modern high-performance culture.

Talent Development

We believe that ongoing professional development is a critical part of our culture at Apollo and an important enabler of our investment process. Because of our entrepreneurial culture, the breadth of our integrated platform, and our reputation for strong investment performance, we believe we are able to attract, develop and retain top talent. We have development programs in place at the associate, principal, managing director and partner levels which demonstrate our commitment to developing, engaging and retaining our employees. In addition to our training and annual review programs, we have instituted annual employee surveys that measure employee satisfaction and engagement, and help evaluate and guide human capital decision-making.

Compensation and Benefits

We offer competitive compensation and benefits to support our employees’ well-being and reward strong performance. Our pay for performance compensation philosophy is designed to reward employees for performance and to align employee interests with the firm’s long-term growth. Our benefits program includes healthcare, wellness initiatives, retirement offerings, paid time off and family leave. We also offer all employees access to our Employee Assistance Program and specific resources for parents and caregivers.

Citizenship

Apollo seeks to actively invest in our communities and engage our employees and other stakeholders in meaningful and impactful Citizenship Programs. Apollo offers its employees philanthropic, volunteer, and other forms of engagement to strengthen communities and expand opportunity around the globe. To empower employees to give back, Apollo hosts volunteer events and provides citizenship grants for matching gifts and volunteer rewards. Apollo is proud to amplify the efforts of employees, supporting the communities in which they live and the causes and organizations of greatest importance to them.

Sustainability and Corporate Responsibility

At Apollo, we work every day to lead responsibly and leverage our full platform to create positive impact at scale. Since formalizing our environmental, social, and governance (“ESG”) engagement and reporting program in 2008, we have engaged with hundreds of portfolio companies through reporting, site visits, and conferences to help drive sustainability, climate action, employee engagement, and responsible citizenship across the organizations. Today, our commitment to sustainability remains a defining attribute of our firm and embedded in our culture. Apollo strives to be an industry leader in ESG data collection, transparency, and engagement with portfolio companies.

As we have continued to strengthen and evolve our own ESG program, so too has the field of ESG and the sophistication of our investors. Expectations regarding voluntary data disclosure and alignment with reporting frameworks are greater than ever. Beyond this, historic levels of investment are required to enable the energy and climate transition, and Apollo intends to play a major role in this deployment of capital, all while endeavoring to deliver excess returns for our clients.

With our years of leadership and expertise in this space, Apollo is well positioned to turn these external drivers into a competitive advantage and drive positive societal impact. We have significantly developed our bench of ESG talent over the past year, naming our first chief sustainability officer, leaders for our sustainable investing platform, and heads of ESG for private equity and credit. These leaders are helping to build robust platforms, training, and governance systems that will help us bring enhanced rigor, judgement, and intentionality about ESG investments across sectors and asset classes. In addition, Apollo has announced major initiatives that include a sustainable investing platform to deploy capital toward decarbonization and energy transition investments and the Apollo Opportunity Foundation with over $100 million committed at launch to drive social impact and employee engagement.

From a board oversight perspective, as part of our ongoing commitment to best-in-class ESG governance, the Board of Directors established the Sustainability and Corporate Responsibility Committee that assists the Board of Directors in overseeing corporate responsibility and sustainability matters, including environmental sustainability and climate change, human rights, social impact, employee health and safety, and diversity, equity, and inclusion (“DE&I”), that may affect the Company’s business, strategy, operations, performance, or reputation. The Sustainability and Corporate Responsibility Committee has held several meetings in 2022 to review sustainability and climate strategy, Apollo’s citizenship and philanthropic engagement, as well as DE&I strategies including our leadership involvement in AltFinance.

From a management oversight perspective, Apollo’s chief sustainability officer is a member of the Management Committee, which is comprised of senior leaders across the firm. ESG leaders coordinate with Investment Committees, Enterprise Risk Management, and Reputation Management functions. The ESG oversight changes made by Apollo are expected to bring even greater transparency and accountability to drive our business forward.

Apollo incorporates ESG considerations into many of our decision-making processes — from how we invest, to how we lend, to how our firm operates globally. We take this approach because we believe that Apollo can and should have a positive impact on society. And as one of the world’s largest alternative asset managers, we also recognize that addressing ESG issues is essential to companies’ success — enhancing their ability to manage risks and, more than ever, creating opportunities for growth.

Apollo has adopted a comprehensive Responsible Investing and ESG Policy, with customized policies for each asset class. Funds managed by Apollo advise portfolio companies in prioritizing ESG issues across their operations and different lines of our business. Within yield, we have developed a proprietary rating system to further incorporate ESG diligence into our investment process and within private equity, we have launched the dedicated Impact Platform to invest in later-stage companies aligned with specific United Nations Sustainable Development Goals.

You can learn more about how Apollo integrates sustainability into what we do on our website at www.apollo.com under the “Our Impact” section, which includes “Driving a More Sustainable Future,” Apollo’s 13th Annual ESG Report. The information contained on, or accessible from, Apollo’s website does not form a part of and is not incorporated by reference into this Proxy Statement.

Stockholder Outreach

We regularly seek input from stockholders throughout the year on a wide variety of topics, including financial and operating performance, business strategy, corporate governance, and executive compensation matters. During 2021, we engaged with stockholders who represented in the aggregate more than 50% of our outstanding shares of Common Stock. Specific feedback from these interactions was shared with Apollo’s management team and Board of Directors, as appropriate.

Communications with the Board of Directors and Audit Committee

A stockholder or other interested party who wishes to communicate with our directors, a committee of our Board of Directors, our independent directors as a group or our Board of Directors generally may do so in writing. Any such communications may be sent to our Board of Directors by U.S. mail or overnight delivery and should be directed to our Secretary at Apollo Global Management, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of our Secretary, are not required, however, to be forwarded to the directors. Notwithstanding the foregoing, the Audit Committee has established procedures to enable anyone who has a concern about AGM’s conduct or about AGM’s accounting, internal accounting controls or auditing matters to communicate those concerns to the chairperson of the Audit Committee. Such communications may be confidential or anonymous and may be submitted in writing to: Apollo Global Management, Inc., Attn: Chair, Audit Committee of the Board of Directors, 9 West 57th Street, New York, NY 10019.

Executive Sessions of Independent Directors

The independent directors serving on our Board of Directors meet periodically in executive sessions during the year at regularly scheduled meetings of our Board of Directors. These executive sessions are presided over by Jay Clayton, our Non-Executive Chair.

Insider Trading Policy for Employees, Officers and Directors; Prohibition on Hedging

Our Board of Directors has adopted, as part of our insider trading policy, prohibitions against our directors, officers and employees engaging in transactions of a speculative nature involving our securities at any time, including, but not limited to, the purchase or sale of put options or covered calls. In addition, such persons are prohibited from short-selling our securities or engaging in transactions involving other derivatives based on our securities, including options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of our common stock (other than securities granted under our equity incentive plans) or that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Our insider trading policy allows our chief compliance officer to waive all such prohibitions on a case-by-case basis, in her sole discretion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

In the ordinary course of our business, we engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations. Some of our directors, director nominees, executive officers, greater than 5% stockholders, and their immediate family members (each, a “Related Person”) may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these entities on customary terms and, in many instances, these Related Persons may not have knowledge of them. To our knowledge, since January 1, 2021, no Related Person has had a material interest in any of our ongoing business transactions or relationships except as described in this section.

As a result of the Mergers, the following section describes related party transactions of AAM for the fiscal year ended December 31, 2021 and AGM for the period from January 1, 2022 until June 30, 2022.

Merger with Athene

On January 1, 2022, AAM and AHL completed the previously announced merger transactions pursuant to the Merger Agreement, by and among AGM, AAM, AHL, AHL Merger Sub, and AAM Merger Sub. Effective as of 1:00 a.m. Eastern Time on January 1, 2022 (the “AAM Merger Effective Time”), AAM Merger Sub merged with and into AAM (the “AAM Merger”), with AAM continuing as a subsidiary of AGM. Effective as of 1:01 a.m. Eastern Time on January 1, 2022, AHL Merger Sub merged with and into AHL (the “AHL Merger” and, together with the AAM Merger, the “Mergers”), with AHL continuing as a subsidiary of AGM. As a result of the Mergers, AAM and AHL became subsidiaries of AGM.

Stockholders Agreement

On January 1, 2022, we entered into the Stockholders Agreement with the Former Managing Partners and certain affiliates of the Former Managing Partners.

The Stockholders Agreement provides, among other things:

•

AGM will nominate each Former Managing Partner (or his designee, as applicable) as part of the director slate of the Board of Directors, for so long as such Former Managing Partner, together with the members of his family group, beneficially owns at least $400 million in value or 10 million in number of shares of Common Stock (the “Ownership Threshold”);

•

each Former Managing Partner (or his designee, as applicable), will, if requested by the Board of Directors, resign from the Board of Directors in the event that such Former Managing Partner no longer meets the Ownership Threshold;

•

each Former Managing Partner, together with the members of his family group, agrees to vote all of his or their respective shares of Common Stock in favor of the election of the other Former Managing Partners (or their designees, as applicable);

•

AGM will recommend that its stockholders vote in favor of the Former Managing Partners (or their designees, as applicable) and AGM will otherwise take reasonable action to support their nomination and election (including by filling vacancies on the Board of Directors, if necessary);

•	each Former Managing Partner (but not his designee) will be entitled to a seat on the Executive Committee so long as such Former Managing Partner serves on the Board of Directors;

•	AGM will not make any non-pro rata distributions or payments to any Former Managing Partners without the consent of the other Former Managing Partners;

•

each Former Managing Partner and AGM agree not to take actions inconsistent with the terms of the Stockholders Agreement or in a manner that is discriminatory as to one or more of the Former Managing Partners, and will agree to oppose any such actions if proposed by others;

•

each Former Managing Partner will have customary information rights regarding AGM’s business, so long as such Former Managing Partner, together with the members of his family group, meets an ownership threshold equal to 50% of the Ownership Threshold; and

•

each Former Managing Partner will be entitled to the use of office space at AGM’s offices and administrative and logistics support provided by AGM; provided, that such Former Managing Partner continues to (a) provide services to AGM (other than as a member of the Board of Directors), (b) serve on the Executive Committee or (c) serve as the chairman of the Board of Directors or of any committee of the Board of Directors.

The Stockholders Agreement also grants to each Former Managing Partner (and his permitted transferees) the right, under certain circumstances and subject to certain restrictions, to require AGM to register under the Securities Act of 1933, as amended (the “Securities Act”), shares of Common Stock held or acquired by them. Under the Stockholders Agreement, each Former Managing Partner (and his permitted transferees) (i) has “demand” registration rights that require AGM to register under the Securities Act the shares of Common Stock that he (and his permitted transferees) holds or acquires, (ii) may require AGM to make available registration statements permitting sales of shares of Common Stock he holds or acquires in the market from time to time over an extended period and (iii) has the ability to exercise certain piggyback registration rights in connection with registered offerings requested by other registration rights holders or initiated by AGM. AGM has agreed to indemnify each Former Managing Partner (and his permitted transferees, together with certain related parties) against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which such holder sells shares of Common Stock, unless such liability arose from the holder’s misstatement or omission, and each Former Managing Partner (and his permitted transferees) has agreed to indemnify AGM against all losses caused by his (or their) misstatements or omissions.

Registration Rights Agreement

On January 1, 2022, AGM entered into a Registration Rights Agreement with Mr. James Zelter and Mr. Scott Kleinman (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, AGM has granted Messrs. Zelter and Kleinman and their permitted transferees the right, under certain circumstances and subject to certain restrictions, to require AGM to register under the Securities Act, shares of Common Stock held or acquired by them. Under the Registration Rights Agreement, the registration rights holders (i) have “demand” registration rights that require AGM to register under the Securities Act the shares of Common Stock that they hold or acquire, (ii) may require AGM to make available registration statements permitting sales of shares of Common Stock they hold or acquire in the market from time to time over an extended period and (iii) have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by other registration rights holders or initiated by AGM. AGM has agreed to indemnify each registration rights holder and certain related parties against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which such holder sells shares of Common Stock, unless such liability arose from the holder’s misstatement or omission, and each registration rights holder has agreed to indemnify AGM against all losses caused by his misstatements or omissions.

Exchange Implementation Agreement

On December 31, 2021, in connection with the restructuring of AAM that occurred prior to the closing of the AAM Merger (the “AAM restructuring”), AGM and certain other persons entered into an Exchange Implementation Agreement (the “Exchange Implementation Agreement”) with certain holders of Apollo Operating Group (as defined in the amended and restated certificate of incorporation of AGM) units (“AOG Units”). Pursuant to the Exchange Implementation Agreement, such holders of AOG Units exchanged a portion of such AOG Units for shares of Common Stock concurrently with the consummation of the Mergers. Additionally, under the Exchange Implementation Agreement, on December 31, 2021, the remainder of the AOG

Units held by such holders were sold and transferred to APO Corp., a wholly-owned subsidiary of AAM, in exchange for an amount equal to $3.66 multiplied by the total number of AOG Units held by such holders as of immediately prior to the AAM restructuring. Such amount is payable over a period of three years in equal quarterly installments.

Former Managing Partner Shareholders Agreement

AAM was a party to an Amended and Restated Shareholders Agreement with the Former Managing Partners. The Amended and Restated Shareholders Agreement provided the Former Managing Partners with certain rights with respect to the approval of certain matters, as well as registration rights for securities of AAM that they owned. On January 1, 2022, in connection with the closing of the Mergers, we entered into the Stockholders Agreement. In connection with the entry into the Stockholders Agreement, the Amended and Restated Shareholders Agreement was terminated in its entirety in accordance with its terms by the parties thereto.

Roll-Up Agreements

Pursuant to the Roll-Up Agreements dated as of July 13, 2007, certain of AGM’s current and former employees (the “Contributing Partners”), including Messrs. Kleinman and Zelter received interests in AP Professional Holdings, L.P. (“Holdings”), which we refer to as AOG Units, in exchange for their contribution of assets to the limited partnerships and limited liability companies through which AAM operates its businesses. In connection with the closing of the Mergers, the Roll-Up Agreements were amended to remove all covenants and agreements contained therein other than provisions relating to certain previously consummated roll-up transactions and the litigation cooperation covenant and to add certain matters relating to AAM’s tax receivable agreement.

Amended and Restated Exchange Agreement

On July 29, 2020, AAM entered into the Seventh Amended and Restated Exchange Agreement (the “exchange agreement”) with the Apollo Principal Entities defined therein and the Apollo Principal Holders defined therein. The exchange agreement provided holders of AOG Units, which include the Former Managing Partners and the Contributing Partners, the ability to exchange their AOG Units for shares of AAM Class A common stock (the “Class A shares”) upon shorter notice periods in connection with sales of Class A shares and the ability to establish a trading plan pursuant to Rule 10b5-1(c) of the Exchange Act using AOG Units.

In connection with the entry into the Exchange Implementation Agreement, the exchange agreement was terminated in its entirety in accordance with its terms by the parties thereto.

Amended and Restated Tax Receivable Agreement

Prior to the consummation of the AAM corporate reorganization on January 1, 2022, and subject to certain restrictions, each of the Former Managing Partners and Contributing Partners had the right to exchange the AOG Units that they held through their partnership interests in Holdings (together with the corresponding interest in AAM’s former share of Class B common stock) for AAM’s Class A shares in a taxable exchange. Each of the Apollo Operating Group entities having made an election under Section 754 of the Internal Revenue Code, any such taxable exchanges, as well as acquisitions of units from the Former Managing Partners or Contributing Partners, resulted in an adjustment to the tax basis of a portion of the assets owned by the Apollo Operating Group at the time of the exchange. These taxable exchanges resulted in increases in the tax depreciation and amortization deductions from depreciable and amortizable assets, as well as an increase in the tax basis of other assets, of the Apollo Operating Group that otherwise would not have been available. A portion of these increases in tax depreciation and amortization deductions, as well as the increase in the tax basis of such other assets, will reduce the amount of tax that AAM would otherwise be required to pay in the future.

AAM entered into a tax receivable agreement with the Former Managing Partners and Contributing Partners that provides for the payment by AMM to the Former Managing Partners or Contributing Partners of 85% of the amount of actual cash savings, if any, in U.S. Federal, state, local and foreign income tax that we realize (or are deemed to realize in the case of an early termination payment by us or a change of control) as a result of these increases in tax deductions and tax basis, and certain other tax benefits, including imputed interest expense, related to payments pursuant to the tax receivable agreement. AAM expects to benefit from the remaining 15% of actual cash savings, if any, in income tax that is realized. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing AAM’s actual income tax liability to the amount of such taxes that it would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the applicable Apollo Operating Group entity as a result of the transaction and had AAM not entered into the tax receivable agreement. The tax savings achieved may not ensure that AAM has sufficient cash available to pay its tax liability or generate additional distributions to stockholders. Also, we may need to incur additional debt to repay the tax receivable agreement if our cash flow needs are not met. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless AAM exercises the right to terminate the tax receivable agreement by paying an amount based on the present value of payments remaining to be made under the agreement with respect to units that have been exchanged or sold. Such present value will be determined based on certain assumptions, including that AAM would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to the tax receivable agreement.

The Internal Revenue Service (the “IRS”) could challenge AAM’s claim to any increase in the tax basis of the assets owned by the Apollo Operating Group that resulted from the exchanges entered into by the Former Managing Partners or Contributing Partners. The IRS could also challenge any additional tax depreciation and amortization deductions or other tax benefits (including deductions for imputed interest expense associated with payments made under the tax receivable agreement) that AAM claimed as a result of, or in connection with, such increases in the tax basis of such assets. If the IRS were to successfully challenge a tax basis increase or tax benefits AAM previously claimed from a tax basis increase, the Former Managing Partners and Contributing Partners would not be obligated under the tax receivable agreement to reimburse AAM for any payments previously made to them (although any future payments would be adjusted to reflect the result of such challenge). As a result, in certain circumstances, payments could be made to the Former Managing Partners and Contributing Partners under the tax receivable agreement in excess of 85% of AAM’s actual aggregate cash tax savings. In general, estimating the amount of payments that may be made to the Former Managing Partners and Contributing Partners under the tax receivable agreement is by its nature, imprecise, in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including, but not limited to, the timing and amount of our future income.

From January 1, 2021 through June 30, 2022, AAM made payments totaling $82,602,074 to the Former Managing Partners and Contributing Partners who are executive officers (or to their estate planning vehicles) pursuant to the tax receivable agreement, related to tax benefits treated as realized thereunder by APO Corp. in 2020 and 2021. Those payments included the following amounts: $23,291,635 for Mr. Black, $29,199,445 for Mr. Harris, $29,164,531 for Mr. Rowan, $639,467 for Mr. Kleinman, and $306,996 for Mr. Zelter. In connection with these payments, AAM made a pro rata distribution to APO Corp. and the Non-Controlling Interest Holders (as defined in the tax receivable agreement) in the Apollo Operating Group, which resulted in Messrs. Black, Harris, Rowan, Kleinman, and Zelter (or their estate planning vehicles) ultimately receiving the following additional amounts: $16,549,131, $9,082,645, $6,719,237, $420,721, and $416,453, respectively.

Apollo Operating Group Governing Agreements

Pursuant to the governing agreements of the Apollo Operating Group entities, the indirect wholly-owned subsidiaries of Apollo Global Management, Inc. that are the general partners or managers of those entities have the right to determine when distributions will be made to the partners or members of the Apollo Operating Group and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the partners or members of the Apollo Operating Group pro rata in accordance with their respective ownership interests.

The governing agreements of the Apollo Operating Group entities also provide that substantially all of our expenses, including substantially all expenses solely incurred by or attributable to Apollo Global Management, Inc., will be borne by the Apollo Operating Group; provided that obligations incurred under the tax receivable agreement by AAM and its wholly-owned subsidiaries, income tax expenses of AAM and its wholly-owned subsidiaries and indebtedness incurred by AAM and its wholly-owned subsidiaries shall be borne solely by AAM and its wholly-owned subsidiaries.

Employment Arrangements

Please see the section entitled “Executive Compensation—Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table” and “—Potential Payments upon Termination or Change in Control” for a description of the employment agreements of our named executive officers who have employment agreements.

In addition, Joshua Black, a son of Leon Black, is currently employed as a Partner in AAM’s financial institutions group. He is entitled to receive a base salary, incentive compensation and employee benefits comparable to those offered to similarly situated employees of AAM. He is also eligible to receive an annual performance-based bonus in an amount determined by AAM in its discretion.

Firm Use of Private Aircraft

In the normal course of business, our personnel made use of aircraft owned as personal assets by entities controlled by Messrs. Black, Rowan and Harris. Messrs. Black, Rowan and Harris paid for their respective purchases of the aircraft and bear all operating, personnel and maintenance costs associated with their operation for personal use. Payments by us for the business use of these aircraft by Messrs. Black, Rowan and Harris and other of our personnel are determined based on a specified hourly rate. From January 1, 2021 through June 30, 2022, AAM made payments of $522,146, $3,895,020 and $280,958 for the use of such aircraft owned by entities controlled by Messrs. Black, Rowan and Harris, respectively.

Apollo Management Holdings, L.P. (“AMH”), a subsidiary of AGM, leases an aircraft from time to time for business use from Bank of Utah, not in its individual capacity but solely as owner trustee (“BOU”), of an aircraft beneficially owned by MarCar 5000 LLC (“MarCar”), a company beneficially owned by Marc Rowan. For its flights under the lease, AMH pays rent to BOU and pays the costs to hire flight crew and operate the aircraft. The agreements were approved by the Conflicts Committee of the AAM Board based on Apollo’s interest in ensuring the safety and security of Mr. Rowan for his business flights for Apollo. AMH also receives a waiver of liability claims from Mr. Rowan, MarCar and BOU. From January 1, 2021 through June 30, 2022, AMH paid rent of $1,368,869 under the lease and paid additional costs of $846,535 for flight crew, fuel and operational expenses for its business use of the aircraft.

Investments in Apollo Funds

Our directors and executive officers are generally permitted to invest their own capital (or capital of estate planning vehicles controlled by them or their immediate family members) directly in the funds we manage and affiliated entities. In general, such investments are not subject to management fees, and in certain instances, may not be subject to performance fees. The opportunity to invest in the funds we manage in this manner is available to our directors, executive officers and those of our employees whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. As of June 30, 2022, our professionals have committed or invested approximately $1.9 billion of their own capital to such funds.

The amount invested in our investment funds by our directors and executive officers (and their immediate family members or estate planning vehicles controlled by them or their immediate family members) from January 1, 2021 through June 30, 2022 was $1,266,927, $34,844,680, $41,203,393, $21,826,575, $4,509,480, $5,007,611, $608,711, $8,470,150, $19,104,165, $2,041,258, $8,478,947, $937,088, $827,181, and $244,797 for Messrs. Black, Harris, Rowan, Kleinman, Zelter, Civale, Ducey, Kraft, Suydam, Kelly, Belardi, Beilinson, and Messes. Hormozi and Richards, respectively. The amount of distributions on their fund investments, including profits and return of capital to our directors and executive officers (and, in some cases, their immediate family members or certain estate planning vehicles controlled by them or their immediate family members) from January 1, 2021 through June 30, 2022 was $6,345,452, $23,701,551, $27,565,351, $22,503,474, $11,013,616, $5,236,845, $1,177,828, $8,701,592, $8,803,240, $1,634,880, $3,834,700, and $122,428 for Messrs. Black, Harris, Rowan, Kleinman, Zelter, Civale, Ducey, Kraft, Suydam, Kelly, Belardi, and Ms. Richards, respectively.

Sub-Advisory Arrangements and Strategic Investment Accounts

From time to time, we have entered into sub-advisory arrangements with, or established strategic investment accounts for, certain of our directors and executive officers or vehicles they manage. Such arrangements have been approved in advance in accordance with our policy regarding transactions with related persons. In addition, such sub-advisory arrangements or strategic investment accounts have been entered into with, or advised by, an Apollo entity serving as investment advisor registered under the Investment Advisers Act of 1940, as amended, and any fee arrangements, if applicable, have been on an arms-length basis. The amount of such fees paid by our directors and executive officers or vehicles they manage to us from January 1, 2021 through June 30, 2022 was $790,323 for Mr. Harris and $70,272 for Mr.  Rowan.

Irrevocable Proxy with Tiger Global Management

The Class A shares of AAM that were beneficially owned (the “Subject Shares”) by advisory clients of Tiger Global Management, LLC and/or its related persons’ proprietary accounts (“Tiger”), were subject to an irrevocable proxy pursuant to which AGM Management, LLC, AAM’s former Class C stockholder, had the right to vote all of such Subject Shares at any meeting of AAM’s stockholders and in connection with any written consent of AAM’s stockholders as determined in the sole discretion of AGM Management, LLC. The proxy terminated in 2021 in accordance with its terms on the first date Tiger did not own more than 10% of the outstanding Class A shares of AAM.

Indemnification of Directors, Officers and Others

Under our certificate of incorporation, in most circumstances we will be obligated to indemnify the following persons, to the fullest extent permitted by applicable law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: AAM’s Former Manager; any Affiliate of AAM’s Former Manager; any member, partner, Tax Matters Partner, Partnership Representative, officer, director, employee, agent, fiduciary or trustee of any Corporate Group Member (each as defined in our certificate of incorporation), AAM’s Former Manager or any of its respective Affiliates; any Person who was serving at the request of AAM’s Former Manager or any of its respective Affiliates as an officer, director, employee, member, partner, Tax Matters Partner, Partnership Representative, agent, fiduciary or trustee of another Person; provided, that a Person shall not be included by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and any person that our Board of Directors in its sole discretion designates as an “Indemnified Person” as permitted by applicable law.

We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our certificate of incorporation.

We have entered into indemnification agreements with each of our directors, executive officers and certain of our employees which set forth the obligations described above.

We have also agreed to indemnify each of the Former Managing Partners and certain Contributing Partners, including Messrs. Kleinman and Zelter, against certain amounts that they are required to pay in connection with a general partner obligation for the return of previously made performance fee distributions in respect of Apollo Investment Fund IV, L.P. and its parallel fund, Apollo Investment Fund V, L.P. and its parallel funds and alternative investment vehicles, and Apollo Investment Fund VI, L.P. and its parallel funds and alternative investment vehicles.

We also currently maintain liability insurance for our directors and officers.

Statement of Policy Regarding Transactions with Related Persons

We have adopted a written Related Person Transactions Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all material related person transactions by the Audit Committee. In accordance with the policy, the Audit Committee has overall responsibility for implementation of and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest.

The policy requires that notice of a proposed related person transaction be provided to AGM’s Chief Legal Officer prior to entry into such transaction. If the Chief Legal Officer determines that such transaction is a related person transaction and does not fall within certain categories of pre-approved transactions listed in our policy, the proposed transaction will be submitted to our Audit Committee for consideration or in certain instances, to the Audit Committee Chairperson. Under the policy, our Audit Committee or the Audit Committee Chairperson may approve only those related person transactions that are in, or not inconsistent with, AGM’s best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction (provided that a interested director is required to be recused from such determination). The policy provides that no member of the Audit Committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

The policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

EXECUTIVE OFFICERS

The names of the current executive officers of AGM (and their respective ages as of the date of this Proxy Statement) are set forth below.

Name	Age	Position(s)
Marc Rowan	60	Chief Executive Officer and Director
James Belardi	65	Chief Executive Officer of AHL and Director
Scott Kleinman	49	Co-President of AAM and Director
James Zelter	60	Co-President of AAM and Director
Martin Kelly	54	Chief Financial Officer
John Suydam	62	Chief Legal Officer

Martin Kelly. Mr. Kelly joined Apollo in 2012 and serves as the Chief Financial Officer of AGM. Mr. Kelly served as Chief Financial Officer of AAM from September 2012 through February 2022. From January 2019 through December 2021, Mr. Kelly also served as our Co-Chief Operating Officer. From 2008 to 2012, Mr. Kelly was with Barclays Capital and, from 2000 to 2008, Mr. Kelly was with Lehman Brothers Holdings Inc. Prior to departing Barclays Capital, Mr. Kelly served as Managing Director, CFO of the Americas, and Global Head of Financial Control for their Corporate and Investment Bank. Prior to joining Lehman Brothers in 2000, Mr. Kelly spent 13 years with PricewaterhouseCoopers LLP, including serving in the Financial Services Group in New York from 1994 to 2000. Mr. Kelly was appointed a Partner of the firm in 1999. Mr. Kelly received a degree in Commerce, majoring in Finance and Accounting, from the University of New South Wales.

John Suydam. Mr. Suydam joined Apollo in 2006 and serves as AGM’s Chief Legal Officer. From 2002 to 2006, Mr. Suydam was a partner at O’Melveny & Myers LLP where he served as head of Mergers and Acquisitions and co-head of the Corporate Department. Prior to that time, Mr. Suydam served as Chairman of the law firm O’Sullivan, LLP which specialized in representing private equity investors. Mr. Suydam serves on the boards of The Legal Action Center, Environmental Solutions Worldwide, Inc. and New York University School of Law. Additionally, Mr. Suydam serves on the board of trustees of The College of the Holy Cross. Mr. Suydam received his J.D. from New York University and graduated magna cum laude with a B.A. in History from the State University of New York at Albany.

The biographical information for Messrs. Rowan, Belardi, Kleinman and Zelter is set forth above under “Board of Directors” above.

COMPENSATION DISCUSSION AND ANALYSIS

Background

The following Compensation Discussion and Analysis (“CD&A”) reports on the historical compensation of our “named executive officers” or “NEOs” during 2021. As a result of the Mergers, AAM and AHL became subsidiaries of the AGM and AGM is now the accounting successor of AAM. As a result, in this “Executive Compensation” section, “we,” “us,” “our,” and the “Company” refer to AAM for items that occurred prior to the closing of the Mergers and AGM for all subsequent items.

In 2021, AAM was a controlled company and founder led, with its Former Managing Partners having certain controlling governance rights. As a controlled company, AAM was not required to have an independent compensation committee, and compensation decisions generally were within the authority and purview of the AAM Executive Committee. Nevertheless, in the interest of following best corporate governance practices, certain compensation decisions described below for our named executive officers in the latter part of 2021 were approved by a committee of AAM’s 2021 independent directors.

Our transformative actions during 2021 and the first quarter of 2022 include the following:

Corporate Structure/Governance Changes

•

AAM merged with Athene, and as a result of the Mergers, AAM and Athene are now subsidiaries of AGM, which has adopted what we believe to be best-in-class corporate governance practices. The Former Managing Partners’ historical controlling governance rights terminated following the Mergers.

•

Beginning in 2022, compensation decisions for certain of AAM’s historical executive officers, including Messrs. Rowan, Kleinman, Zelter and Kelly (who are now executive officers of AGM), are under the purview and authority of the newly formed independent compensation committee of AGM. That committee did not exist in 2021.

Leadership Changes

•

Leon Black resigned as a director and CEO of AAM and Marc Rowan became AAM’s CEO during 2021. As a result of the Mergers, Mr. Rowan has become CEO of AGM, with oversight responsibilities of both AAM’s asset management and Athene’s insurance businesses. Mr. Rowan is closely aligned with shareholders, with significant equity ownership and receiving a nominal base salary.

•

Scott Kleinman and James Zelter have assumed increased responsibilities as the principal executive officers for AAM following the Mergers, and their compensation was reset in anticipation of their increased leadership role.

Compensation Philosophy Changes

•	We rolled out a broadly based compensation reset, whereby we realigned executive officer compensation more closely with stockholders through increased direct equity ownership.

•

We furthered our philosophy of driving alignment of our executive officers with investors and stockholders by fostering a culture where investment professionals make significant personal investments in the funds managed by Apollo, driving longer-term performance and commitment and discouraging excessive risk-taking.

Our NEOs

Our named executive officers during 2021 were the following:

Name	Title
Marc Rowan	Chief Executive Officer and Director of AGM; Chief Executive Officer of AAM (from March 31, 2021, through December 31, 2021)
Leon Black	Former Chairman, Chief Executive Officer and Director of AAM (Mr. Black resigned from those positions effective March 21, 2021)
Scott Kleinman	Co-President of AAM and Director of AGM
James Zelter	Co-President of AAM and Director of AGM
Martin Kelly	Chief Financial Officer of AGM (before March 1, 2022, Chief Financial Officer of AAM, and before January 1, 2022, Chief Financial Officer and Co-Chief Operating Officer of AAM)
Anthony Civale	Chief Operating Officer of AAM (before January 1, 2022, Co-Chief Operating Officer of AAM; Mr. Civale’s role as Chief Operating Officer of AAM ended on June 30, 2022)

Our former chief executive officer Mr. Black resigned from all roles on March 21, 2021. Marc Rowan became the chief executive officer of AAM on March 21, 2021, and on January 1, 2022, became the chief executive officer of AGM. AAM is now led by Co-Presidents Scott Kleinman and James Zelter.

More on 2021 Actions

Transformative Year for Compensation Design. The AAM Board and management team took a series of transformative steps during 2021 that were centered on further long-term organizational alignment with the purpose of driving growth, innovation and stockholder value. In connection with the Mergers, AAM implemented a reset of its compensation programs across a significant part of its employee base. The goal of the compensation reset was to align the employee base with its business plan objectives for driving stockholder value, fee-related earnings and other metrics and a recognition that Apollo is a talent-driven enterprise in a talent-driven world. We want to attract the most qualified and energized talent in the industry and want motivated, productive talent to spend the entirety of their careers at Apollo.

As part of this compensation reset, in 2021 AAM implemented new compensation arrangements and incentive programs and made changes to certain existing employee incentive programs. These changes affect the following programs in which one or more of our named executive officers participate and involved the following actions: (i) eliminating one broadly owned carry program piloted since 2016, “global carry pool,” that was not achieving its human capital goals effectively and replacing it with stock of equivalent value to bolster alignment across AGM and its subsidiaries, (ii) providing certain senior leaders of AGM and its subsidiaries, a group of approximately 100 individuals, with long-term stock-based awards, (iii) designing a new program for Apollo’s senior leaders to increase alignment across the totality of Apollo’s performance fee income with awards to be made in 2022, (iv) renewing the employment agreement of Mr. Rowan, then the chief executive officer of AAM and now the chief executive officer of AGM, and extending it by two years, and (v) entering into new compensation arrangements with the Co-Presidents of AAM, Scott Kleinman and James Zelter, and retiring their existing unvested performance fee compensation arrangements.

Also in 2021, AAM introduced a supplemental annual cash stipend of $250,000 for its partners and certain of its executive officers (including Messrs. Civale and Kelly). Such stipend in respect of services performed in 2021 was paid in 2022. Messrs. Rowan, Black, Kleinman and Zelter did not receive such stipends.

We are confident that we have created a distinctive, high-performing culture where employees will continue to thrive because we believe Apollo is a great place to work, it provides attractive compensation for high performance and its employees are surrounded by talented colleagues who can help them drive innovation. We are encouraging our managers to be responsible for creating a great place to work and providing superior pay for superior performance. At the same time, employees will not be able to retain these awards and compete with Apollo. Most of the new senior leader restricted stock unit (“RSU”) awards, which were received by all of our named executive officers except Messrs. Rowan and Black, have delivery restrictions that include not competing with Apollo for an extended period of time. Awards related to performance fee income for our senior leaders, including our named executive officers, are subject to vesting consistent with our strategic objectives.

As discussed further below, the Ad Hoc Compensation Committee approved new employment agreements for the Co-Presidents of AAM, Scott Kleinman and James Zelter, pursuant to which each gave up all existing cash performance fee income arrangements to the extent unvested and future entitlements in respect of bonus, unvested carry and other forms of remuneration, in return for grants of RSUs. The simple and transparent, long-term employment agreements for the Co-Presidents of AAM and holistic compensation enhancements for Apollo’s senior executives are almost exclusively in shares of AGM Common Stock that will be held for many years, which drives full alignment with the interests of our stockholders.

When viewed in their totality, the changes to compensation begun in 2021 are intended to empower Apollo’s professionals and better align their interests with Apollo’s business and AGM stockholders.

Post-2021 Events

On February 2, 2022, Mr. Civale notified us of his decision to retire as chief operating officer of AAM, after 23 years at Apollo, in order to focus upon family, health and philanthropy. Mr. Civale continued in the same role until June 30, 2022, beginning to transition his duties on April 1, 2022. He transitioned to a non-executive officer role on July 1, 2022, and intends to cease his employment on January 6, 2023. Mr. Civale’s base salary at the rate of $100,000 per year continues during his employment. Based on Mr. Civale’s having devoted his career to Apollo and having played a pivotal role in Apollo’s growth and success, he is being treated as a good leaver upon his retirement. In order to remain in good leaver status, Mr. Civale will be required to abide by certain principles, including, but not limited to: (i) remaining employed beyond his required notice period, to assist in an orderly transition, (ii) fully transitioning his duties and abiding by all continuing obligations to Apollo, which includes obligations of non-solicitation and confidentiality, (iii) refraining from engaging in competitive activity and from conduct constituting cause or similar detrimental activities, and (iv) remaining available to provide limited ad hoc advisory services on an as-needed basis. Mr. Civale will be able to continue to retain the majority of his equity awards and carry points through the good leaver period. Mr. Civale entered into a retirement agreement with a subsidiary of AAM on February 3, 2022, reflecting the foregoing.

Compensation Philosophy

Alignment of Interests with Investors and Stockholders. Our principal compensation philosophy is to align the long-term interests of our senior professionals with those of our stockholders and investors in the funds we manage. This alignment, which we believe is a key driver of our success, has been achieved principally by our investment professionals’ direct beneficial ownership of equity in our business in the form of shares of Common Stock (which, prior to the Mergers, were sometimes in the form of AOG Units exchangeable for shares of AAM common stock), their rights to receive a portion of the performance fees earned from the funds we manage or to receive compensation based on the level of performance fees earned, the direct investment by our investment professionals in our funds and our practice of paying annual compensation partly in the form of equity-based grants that are subject to vesting. As noted above, in 2021 we further emphasized alignment with stockholders by increasing the proportion of the compensation of our senior professionals composed of stock and rights to receive stock with delayed liquidity features. As a result of this enhanced alignment and use of extended holding periods, the compensation of our professionals is even more closely tied to the long-term performance of our businesses. The use of stock is expected to further benefit our public stockholders by reducing the compensation ratio of AGM’s fee-related earnings from approximately 30% to 25% over time.

Long-Term Performance and Commitment. Most of our professionals have been issued RSUs, which provide rights to receive shares of Common Stock and, in some instances, dividend equivalents on those shares. The vesting requirements, minimum retained ownership requirements and/or forfeiture upon competition features of these awards contribute to our professionals’ focus on long-term performance while enhancing retention of these professionals. Certain of the RSUs granted to our investment professionals vest based on both continued service and Apollo’s receipt of performance fees, within prescribed periods, sufficient to cover the associated equity-based compensation expense. We believe that the addition of these performance measures helps to promote the interests of public stockholders and investors in the funds we manage by making RSU vesting contingent on the realization and distribution of profits on such funds. RSUs are not awarded to the Former Managing Partners, who beneficially own substantial equity interests in AGM through their ownership of shares of Common Stock, as discussed below under “Note on Distributions on Shares of Common Stock.” By requiring our named executive officers to be subject to non-competition, confidentiality and other limitations on behavior described below under “Potential Payments upon Termination or Change in Control,” we further reinforce our culture of fiduciary protection of the investors in the funds Apollo manages and our stockholders.

Significant Personal Investment. Our investment professionals generally make significant personal investments in the funds we manage (as more fully described under “Certain Relationships and Related Transactions, and Director Independence”), directly or indirectly, and our investment professionals who receive rights to performance fees (excluding rights in respect of non-drawdown-style funds and certain pooled performance fee vehicles) from the funds we manage are generally required to invest their own capital in the funds on which they work in amounts that are proportionate to the size of their participation in performance fees. We believe that these investments help to ensure that our investment professionals have capital at risk and reinforce the linkage between the success of the funds we manage, the success of AGM and the amounts earned by our professionals. Our eligible investment professionals are generally permitted to invest in our funds free of management fees and, in certain instances, performance fees. These opportunities further align our employees with our investors in the funds we manage and our stockholders, encourage our professionals to work across the integrated asset management platform and bolster links among our various businesses.

Discouragement of Excessive Risk-Taking. Although investments in alternative assets can pose risks, we believe that our compensation program includes significant elements that discourage excessive risk-taking while aligning the compensation of our professionals with our long-term performance. For example, notwithstanding that we accrue compensation for our performance fee programs (described below) as increases in the value of the portfolio investments recorded in the related funds, we generally make payments in respect of performance fee allocations to our employees only after profitable investments have actually been realized. Similarly, for the funds that pay incentive fees, employees receive distributions of such fees only after the fund has appreciated in value (typically above a specified level) during the applicable period. This helps to ensure that our professionals take a long-term view that is consistent with the interests of AGM, our stockholders and the investors in the funds we manage. Moreover, if a drawdown-style fund fails to achieve specified investment returns due to diminished performance of later investments, our performance fee program relating to that fund generally permits, for the benefit of the limited partner investors in that fund, the return of performance fee distributions (generally net of tax) previously made to us or our employees. These provisions discourage excessive risk-taking and promote a long-term view that is consistent with the interests of the fund investors and our stockholders. Our general requirement that our professionals who hold direct performance fee rights in our drawdown-style funds, invest in those funds, further aligns the interests of our professionals, fund investors and stockholders. Finally, the minimum retained ownership requirements and/or delayed liquidity of certain RSUs, as well as a requirement that a portion of the performance fee rights of certain investment professionals be settled either in the form of RSUs or by using a portion of the amounts received to purchase shares of Common Stock, discourage excessive risk-taking because the value of these interests is tied directly to the long-term performance of shares of Common Stock.

Note on Distributions on Shares of Common Stock

We note that during 2021 all of the Former Managing Partners, as well as Scott Kleinman and James Zelter, beneficially owned AOG Units that they received in 2007 in anticipation of AAM’s 2011 initial public offering, in exchange for contributing certain partnership interests they then held in AAM. The remainder of such AOG Units were exchanged for shares of Common Stock in the Mergers. When made, distributions on AOG Units were in the same amount per unit as distributions made to AAM in respect of the AOG Units held by AAM. Although distributions on AOG Units or shares of Common Stock are distributions on equity rather than compensation, they play a central role in aligning their holders’ interests with those of our direct and indirect stockholders, which is consistent with our compensation philosophy.

Compensation Elements for Named Executive Officers

Consistent with our emphasis on alignment of interests with our public stockholders and the investors in the funds we manage, compensation elements tied to the performance of shares of Common Stock, the profitability of our different businesses and the profitability of the funds that we manage are the primary means of compensating our named executive officers, although in 2021, we decided to move away from compensating certain of our NEOs based on fund performance and instead moved to compensate them more directly with equity awards. The key elements of the compensation of our named executive officers during fiscal year 2021 are described below.

Annual Salary. Each of our continuing named executive officers receives an annual salary. We believe that the compensation of our executive officers should primarily be tied to performance, and accordingly annual salaries constitute a relatively small component of the overall compensation of our named executive officers. The 2021 base salaries of our named executive officers are set forth in the Summary Compensation Table below, and those base salaries were set by the AAM Executive Committee in their judgment after considering the historic compensation levels of the officer, competitive market dynamics and each officer’s level of responsibility and anticipated contributions to our overall success. Pursuant to their employment agreements as in effect at the end of 2021, the base salary for each of Messrs. Rowan, Kleinman, Zelter and Civale is $100,000. Mr. Rowan receives no other compensation.

RSUs. In December 2021, each of Messrs. Kleinman and Zelter were granted a one-time five-year award of a right to receive up to six million shares of Common Stock, less a number of RSUs equal to the value of existing unvested performance fee awards that were relinquished for vested transfer-restricted shares of Common Stock as part of the exchange by them described below. These grants are intended to fully align the Co-Presidents of AAM with AGM’s public stockholders and incentivize them to drive stock price performance over the next five years. Such grants were made under our equity incentive plan and approved by the Ad Hoc Compensation Committee during 2021. Under their employment agreements, no additional equity awards (excluding any equity mandatorily acquired in respect of performance fee rights that had vested before 2022) will be provided to Messrs. Kleinman or Zelter before 2027 at the earliest.

Three million of these RSUs (less a number of RSUs equal to the value of existing unvested performance fee awards that were relinquished for vested transfer-restricted shares of Common Stock as part of the exchange by Messrs. Kleinman and Zelter described below) are vested at grant, but will not be delivered until January 2027, and delivery on such date is subject to the continued employment, or a good leaver departure (including a termination without cause, resignation with good reason or death or disability, each as defined in the applicable employment agreement) through such date. If Mr. Kleinman or Mr. Zelter voluntarily resigns or retires (not with good reason) before December 31, 2026, delivery of the shares underlying the vested RSUs will be delayed until January 2032. The remaining three million RSUs for each executive will be subject to five years of continuous service, with the vesting of one million of such RSUs, to be delivered in April 2027, also based upon attaining the per share fee-related earnings and spread-related earnings targets for 2026 set forth in the materials shared with AAM’s stockholders on October 19, 2021. Such awards have certain accelerated vesting provisions for good leaver terminations as described in the applicable award agreements.

If the executive breaches the restrictive covenants to which he is subject in any material respect or if the executive is terminated for Cause, the RSUs are forfeited. Except for those RSUs that are subject to performance vesting, the RSUs will accrue dividend equivalents.

As a condition of such grants, each of the Co-Presidents of AAM agreed to forgo future opportunities to receive future grants of direct interests in any performance fees earned by us for investment funds we manage. In addition, as part of the new arrangements, each agreed to give up all unvested performance fee rights through an exchange of unvested performance fee rights for shares of Common Stock. The shares delivered to them in such exchange are subject to transfer restrictions on the same terms as the delivery schedule for shares underlying the vested RSUs (January 2027 for continued employment and good leaver situations, and January 2032 for resignations prior to January 1, 2027). Those shares are subject to the same forfeiture and clawback provisions for the violation of restrictive covenants and engaging in Cause termination conduct, and the same restrictions on transferability, as shares underlying the RSUs, and the issuance of such shares will reduce the number of shares eligible to be delivered under the vested RSUs described above.

In addition, as in past years, in February 2021, a portion of the annual compensation (which we refer to as “Bonus Grants”) of Messrs. Kleinman and Kelly was granted in the form of RSUs that generally are subject to three-year vesting and minimum retained ownership requirements. All named executive officers who receive RSUs are required to retain at least 25% of any shares of Common Stock issued to them pursuant to all other RSU awards (including Bonus Grants), in each case net of the number of gross shares sold or netted to pay applicable income or employment taxes. Certain RSU awards of Messrs. Kleinman, Kelly, Zelter and Civale, including certain awards granted in 2021, vest based on both continued service and AGM’s receipt of performance fees, within prescribed periods, sufficient to cover the associated equity-based compensation expense. As noted above, in anticipation of the Mergers, in 2021 we also granted RSU awards to Messrs. Kleinman, Zelter, Kelly and Civale that were fully vested at grant but require that the recipients refrain from competing with the Company until 2027.

Performance Fees. Performance fee entitlements with respect to the funds we manage confer rights to participate in distributions made to investors following the realization of an investment or receipt of operating profit from an investment by the fund, provided the fund has attained a specified performance return. Distributions of performance fees from limited life funds generally are subject to contingent repayment (generally net of tax) if the fund fails to achieve specified investment returns due to diminished performance of later investments, while distributions of operating profit earned from funds that are not designed to have a limited life are generally not subject to contingent repayment. The actual gross amount of performance fees available for distribution is a function of the performance of the applicable fund. For these reasons, we believe that participation in performance fees generated by the funds we manage aligns the interests of our participating named executive officers with those of our stockholders and investors in the funds we manage. We currently have two principal types of performance fee programs, which we refer to as “dedicated” and “incentive pool.”

Performance Fees: Dedicated

Messrs. Kleinman, Zelter, Kelly and Civale have historically been awarded rights to participate in a dedicated percentage of the performance fee income earned by the general partners of certain of the funds we manage. Dedicated performance fee rights in the private equity funds we manage are typically subject to vesting, which rewards long-term commitment to the firm and thereby enhances the alignment of participants’ interests with AGM. Messrs. Kleinman, Zelter, Kelly and Civale received additional performance fee rights in 2021. However, in connection with entering into their new employment agreements in December 2021, the Co-Presidents of AAM forfeited all direct performance fee rights that had not vested by their terms as of December 31, 2021. As with amounts distributed in respect of other performance fees, our financial statements characterize performance fee income allocated to participating professionals in respect of their dedicated performance fee rights as compensation.

Amounts paid in respect of dedicated performance fees are included in the “All Other Compensation” column of the Summary Compensation Table.

We require that a portion of the performance fees distributed by certain of the investment funds we manage be used by our employees who have dedicated rights to participate in those amounts to purchase restricted shares of Common Stock, or that a portion is delivered to them as a grant of RSUs, in each case that are issued under our 2019 Omnibus Equity Incentive Plan or our 2019 Omnibus Equity Incentive Plan for Estate Planning Vehicles (together, the “2019 Omnibus Equity Incentive Plans”), as applicable. This practice further promotes alignment with our stockholders and motivates participating professionals to maximize the success of AGM as a whole. Messrs. Kleinman, Zelter, Kelly and Civale have received grants of restricted shares of Common Stock or RSUs as a result of their participation in performance fee programs that require that a portion of the performance fee amounts be used to purchase restricted shares of Common Stock, or is settled in the form of a grant of RSUs. The restricted shares vest in three equal annual installments from a vesting date specified at the time of the award. The restricted shares participate in any distributions made on shares of Common Stock and are not subject to our minimum retained share ownership requirements. The number of restricted shares and RSUs that were granted in 2021 was determined pursuant to the formula prescribed by the applicable performance fee program, which converts the specified portion of the performance fee income to be paid or distributed into a number of shares based on the volume-weighted average price as of a prescribed date in the applicable calendar quarter. In accordance with applicable rules, the Summary Compensation Table and Grants of Plan-Based Awards Table include the restricted shares and RSUs acquired by our named executive officers in 2021 in respect of performance fee amounts received.

As noted above, in 2021, Apollo determined to cease making new awards under a subset of its dedicated performance fee rights programs, referred to as “global carry pool,” pursuant to which certain Apollo employees were given the opportunity to participate in the performance fee income generated by the investment funds managed by us and our affiliates. In December 2021, participants in the global carry pool programs had the opportunity to elect to exchange their rights to distributions and payments in respect of performance fee income for the right to receive shares of Common Stock and fully vested RSUs to be delivered over the vesting period that had applied to their surrendered global carry pool awards. We believe that, following this exchange, these Apollo employees are better aligned with the business and performance of our integrated businesses. All of AAM’s then executive officers who held global carry pool interests elected to participate in this exchange.

Performance Fees: Incentive Pool

Our performance-based incentive arrangement, referred to as the incentive pool, further aligns the overall compensation of certain of our professionals to the realized performance of our business. The incentive pool provides for compensation based on realized performance fees and enhances our capacity to offer competitive compensation opportunities to our professionals. “Realized performance fees” means performance fees earned by the general partners of the funds Apollo manages under the applicable fund limited partnership agreements based upon transactions that have closed or other rights to incentive income cash that have become fixed in the applicable calendar year period. Under this arrangement, Messrs. Kleinman, Zelter, Kelly and Civale, among other of our professionals, received incentive pool performance fees earned during 2021. As a result of agreements entered into after November 2021, Messrs. Kleinman, Zelter and Civale will not receive incentive pool performance fees earned after 2021. Allocations to participants in the incentive pool have both a mandatory component and a discretionary component, both of which may vary year to year, including as a result of our overall realized performance and the contributions and performance of each participant. During 2021, the AAM Executive Committee determined the amount of the realized performance fees to place into the incentive pool in its discretion after considering various factors, including AAM’s profitability, management company cash requirements and anticipated future costs, provided that the incentive pool consists of an amount equal to at least 1% of the realized performance fees attributable to profits generated after creation of the incentive pool that were taxable in the applicable year and not allocable to dedicated performance fee entitlements. Each participant in the incentive pool is entitled to receive, as a mandatory component of participation in the incentive pool, his or her pro rata share of this 1% amount each year, provided the participant remains employed by us at the time of allocation. Our financial statements characterize the performance fee income allocated to participating professionals in respect of incentive pool interests as compensation. The “All Other Compensation” column of the Summary Compensation Table includes actual distributions paid from the incentive pool.

Determination of Compensation of Named Executive Officers

In 2021, the members of the AAM Executive Committee made all determinations regarding named executive officer compensation, except with respect to the consideration of the renewal of Mr. Rowan’s employment agreement, new employment agreements of the Co-Presidents of AAM and the grants of RSUs made to our named executive officers after November 2021 (other than Messrs. Rowan and Black who did not receive such grants), which decisions were delegated to the Ad Hoc Compensation Committee that was composed solely of independent directors of the AAM Board. In making determinations with respect to the compensation of our named executive officers, the Ad Hoc Compensation Committee was informed by our outside legal advisors and a compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), as discussed below, and considered the factors discussed above under “Compensation Discussion and Analysis-More on 2021 Actions.”

Decisions about the variable elements of a named executive officer’s compensation, including participation in our performance fee programs, discretionary bonuses (if any) and grants of equity-based awards, were based primarily on the assessment of such named executive officer’s individual performance, operational performance for the department or division in which the officer (other than the executive committee member) serves, and the officer’s impact on our overall operating performance and potential to contribute to long-term shareholder value. In evaluating these factors, consistent with past practice, decisions were made based on judgment about each named executive officer’s performance to determine an appropriate reward for 2021 performance. The determinations by the AAM Executive Committee members were ultimately subjective, were not tied to specified annual, qualitative or individual objectives or performance factors, and reflect discussions among the members of the committee. Factors that the AAM Executive Committee had typically considered in making such determinations include the named executive officer’s type, scope and level of responsibilities, active participation in managing a team of professionals, corporate citizenship and the named executive officer’s overall contributions to our success. The AAM Executive Committee also considered each named executive officer’s prior-year compensation, the appropriate balance between incentives for long-term and short-term performance, competitive market dynamics, compensation provided to the named executive officer by other entities and the compensation paid to the named executive officer’s peers within AAM.

We believe that the compensation of our investment professionals should primarily be tied to our stock performance and the profitability of our different businesses and managed funds. Consistent with past years, the AAM Executive Committee in 2021 provided that annual salaries constituted a relatively small component of the overall compensation of our named executive officers. The AAM Executive Committee considered, except with regard to the compensation of Mr. Rowan, our named executive officers’ historical role, the particulars of the business units on which they focus, their capital contribution obligations and their performance fee entitlements when determining their individual compensation terms. The AAM Executive Committee determined that, as a result of our philosophy to focus on performance-based compensation, a discretionary cash bonus would not be awarded to any named executive officer for 2021.

In 2020, AAM stockholders approved a triennial schedule for the say-on-pay advisory vote, which we adopted as our practice. In the last say-on-pay advisory vote in 2020, we received 97.55% approval represented in person or by proxy at the meeting in 2020.

Compensation Consultant

In 2021, we retained Semler Brossy as a third-party advisor to provide independent advice, research and evaluation in connection with our compensation reset and the design and features of our December 2021 RSU awards to Messrs. Kleinman, Zelter, Kelly and Civale, and the employment agreements of Messrs. Rowan, Kleinman and Zelter. Semler Brossy did not provide services to AAM other than as described in this paragraph. Specifically, Semler Brossy did not provide, directly or indirectly through affiliates, other consulting services to management or the board.

Tax and Accounting Considerations

We consider the tax and accounting impact of compensation alongside the objectives of the executive compensation programs and our compensation philosophy.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows, absent a “grandfathering” or other available exemption, a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” under Section 162(m) (generally, such company’s chief executive officer, its chief financial officer, its three other highest paid executive officers and certain individuals who were covered employees in years other than the then-current taxable year).

Under final regulations released in December 2020 that reversed a long-standing position of the Internal Revenue Service, Section 162(m) now applies to corporations, such as AGM, in respect of the compensation of covered employees of an operating partnership for which the compensation deduction is allocable to the corporation based on its interest in the partnership. While we consider the deductibility of compensation as a factor in making compensation decisions, we retain the flexibility to provide compensation that is consistent with AGM’s goals for its executive compensation program, even if such compensation is not tax deductible.

In connection with our compensation changes and the issuance of shares of our common stock and share-based awards, we incurred a one-time non-cash charge of $1.1 billion in the fourth quarter of 2021. The vast majority of the non-cash charge resulted from the approach to vesting reflected in these awards. The non-cash charge affected our financial results under GAAP, but did not impact our operating results, including key performance metrics such as fee-related earnings and distributable earnings (both of which are non-GAAP financial measures of Apollo). In part as a result of our compensation reset, we expect a reduction in the compensation ratio of Apollo’s fee-related earnings from approximately 30% to 25% over time.

Compensation Committee Interlocks and Insider Participation

The AAM Board did not have a compensation committee in 2021. Instead, compensation decisions were historically made by the AAM Executive Committee composed of Messrs. Rowan, Black and Harris. Following Mr. Black’s resignation, his seat on the AAM Executive Committee alternated between the Co-Presidents of AAM for the balance of 2021. While the members of the AAM Executive Committee continued to make ordinary course compensation determinations with respect to executive officer compensation in 2021, AAM convened the Ad Hoc Compensation Committee to consider the employment and compensation arrangements of the Co-Presidents of AAM and the special grants of RSUs to Messrs. Kelly and Civale that AAM approved on November 30, 2021. The Co-Presidents of AAM did not participate in any discussions or decisions regarding their employment or compensation terms.

Beginning January 1, 2022, following the reorganization in connection with the Mergers, compensation decisions are made by our Board of Directors or its authorized delegate, and decisions regarding the compensation of AGM’s executive officers are made by the Compensation Committee, which was established by the Board of Directors upon the closing of the Mergers.

Compensation Committee Report

As noted above, the AAM Board did not have a compensation committee in 2021. The AGM Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, has determined that the Compensation Discussion and Analysis should be included in this Proxy Statement.

Marc Beilinson

Richard Emerson

Lynn Swann

Summary Compensation Table

The following Summary Compensation Table sets forth information concerning the compensation earned by, awarded or paid to our former principal executive officers, our principal financial officer and our three other most highly compensated executive officers for the fiscal year ended December 31, 2021. Mr. Rowan and former CEO Mr. Black each received distributions in 2021 as a result of his indirect beneficial ownership of AOG Units and his rights under the tax receivable agreement. Messrs. Kleinman and Zelter also received distributions from their AOG Units (the balance of which converted to shares of Common Stock in the Mergers) and tax receivable agreement rights in 2021. These amounts do not appear in the tables below, but the tax receivable amounts appear under “Certain Relationships and Related Transactions, and Director Independence—Amended and Restated Tax Receivable Agreement.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Marc Rowan, Chief Executive Officer (from March 21, 2021 through December 31, 2021)	2021	100,000	—		—	202,310	302,310
	2020	100,000	—		—	180,340	280,340
	2019	100,000	—		—	15,455	115,455

Leon Black Chairman and Chief Executive Officer of AAM (through March 21, 2021)	2021	25,000	—		—	331,713	356,713
	2020	100,000	—		—	323,687	423,687
	2019	100,000	—		—	160,175	260,175

Scott Kleinman, Co-President of AAM	2021	1,200,000	—		392,478,845	43,308,266	436,987,111
	2020	1,200,000	—		3,453,704	3,014,797	7,668,501
	2019	1,200,000	—		1,722,326	15,692,878	18,615,204

James Zelter, Co-President of AAM	2021	100,000	—		394,592,295	8,894,057	403,586,352
	2020	100,000	—		7,270,328	3,892,056	11,262,384
	2019	100,000	—		301,698	1,867,101	2,268,799

Martin Kelly, Chief Financial Officer (and Chief Financial Officer and Co-Chief Operating Officer of AAM before January 1, 2022)	2021	1,000,000	250,000	(3)	19,160,680	3,885,828	24,296,508
	2020	1,000,000	—		7,396,975	1,109,528	9,506,503
	2019	1,000,000	—		2,597,962	1,910,017	5,507,979

Anthony Civale, Co-Chief Operating Officer of AAM (after December 31, 2021, Chief Operating Officer of AAM)	2021	100,000	250,000	(3)	18,566,763	8,484,567	27,401,330
	2020	100,000	—		5,911,027	939,418	6,950,445
	2019	100,000	—		244,466	2,783,160	3,127,626

(1)

For Messrs. Kleinman, Zelter, Kelly and Civale, represents the aggregate grant date fair value of stock awards granted, as applicable, computed in accordance with FASB ASC Topic 718. The amounts shown do not reflect compensation actually received by the named executive officers, but instead represent the aggregate grant date fair value of the awards. See note 13 to AAM’s consolidated financial statements included in AAM’s annual report on Form 10-K for the year ended December 31, 2021 for further information concerning the assumptions made in valuing our RSU awards.
(2)

Amounts included for 2021 represent, in part, actual incentive pool cash distributions of $3,300,000 for Mr. Kleinman, $67,691 for Mr. Zelter, $1,085,000 for Mr. Kelly and $67,691 for Mr. Civale, and realized carry cash distributions of $40,001,056 for Mr. Kleinman, $5,694,169 for Mr. Zelter, $2,793,861 for Mr. Kelly and $7,803,690 for Mr. Civale. For Messrs. Zelter and Civale, the 2021 amounts also include $3,048,774 and $611,896, respectively, in cash received in respect of other dedicated performance fee rights. The “All Other Compensation” column for 2021 also includes costs relating to company-provided cars and drivers for the business and personal use of Messrs. Rowan, Black and Zelter. We provide this benefit because we believe that its cost is outweighed by the convenience, increased efficiency and added security and confidentiality that it offers. The personal use cost was approximately $186,083 for Mr. Rowan, $315,486 for Mr. Black and $83,424 for Mr. Zelter and includes both fixed and variable costs, including lease costs, driver compensation, driver meals, fuel, parking, tolls, repairs, maintenance and insurance. Except as discussed in this paragraph, no 2021 perquisites or personal benefits individually exceeded the greater of $25,000 or 10% of the total amount of all perquisites and other personal benefits reported for the named executive officer. The 2021 cost of excess liability insurance provided to our named executive officers falls below this threshold. Messrs. Kleinman, Kelly and Civale did not receive perquisites or personal benefits in 2021, except for incidental benefits having an aggregate value of less than $10,000. Our named executive officers also receive secretarial support with respect to personal matters. We incur no incremental cost for the provision of such additional benefits. Accordingly, no such amount is included in the Summary Compensation Table.

(3)	Partner stipend paid in the first calendar quarter of 2022 in respect of services performed in 2021.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment, Non-Competition and Non-Solicitation Agreements with Chief Executive Officer, Marc Rowan

On December 31, 2021, we renewed the employment, non-competition and non-solicitation agreement with our Chief Executive Officer, Marc Rowan, who ceased to be the chief executive of AAM on that date and upon the closing of the Mergers became the chief executive officer of AGM. The agreement is similar to his previous agreements and was extended by two years, to the end of 2023. Mr. Rowan’s annual base salary under the agreement remains $100,000 per year.

Employment, Non-Competition and Non-Solicitation Agreement with AAM’s Former Chairman and Chief Executive Officer, Leon Black

Mr. Black resigned from AAM’s board of directors and resigned as AAM’s chief executive officer on March 21, 2021. His annual salary at the time was $100,000 and Mr. Black participated in our employee benefit plans.

Employment, Non-Competition and Non-Solicitation Agreement with AAM Co-Presidents, Scott Kleinman and James Zelter

On November 30, 2021, the Ad Hoc Compensation Committee approved new employment agreements for the Co-Presidents of AAM, Scott Kleinman and James Zelter. These new agreements govern their compensation for the next five years as they lead AAM following the Mergers. Under the new agreements, the Co-Presidents of AAM each gave up all existing cash incentive compensation arrangements to the extent unvested and agreed to forgo all future entitlements in respect of bonus, unvested carry and other forms of compensation. In return, they are each earning the equivalent of one million shares per year for five years, plus the opportunity to earn an additional one million shares for meeting the fee-related earnings and spread-related earnings per share targets that AAM established in materials it shared with its public stockholders on October 19, 2021, in connection with its Investor Day. None of the shares underlying this one-time grant of six million RSUs will be delivered or transferable until five years after grant. Consistent with Apollo’s compensation philosophy of encouraging and rewarding extended periods of outstanding service, three million shares are vested up front and the remainder are eligible to vest at the end of five years. We believe these arrangements drive complete alignment with AGM’s stockholders.

Under the agreements, effective January 1, 2022, each of Messrs. Kleinman and Zelter will receive an annual base salary of $100,000 per year and will receive no further bonuses, allocations of performance fees or other forms of new compensation. The agreements also provide for an increase in the duration of Mr. Kleinman’s and Mr. Zelter’s existing non-competition and non-solicitation covenants, from 12 months following termination of employment to the longer of December 31, 2026, and, in the case of the non-compete, 18 months following termination of employment, and, in the case of the non-solicit, 24 months following termination of employment.

During 2021, prior to the effectiveness of the new employment agreements, Mr. Kleinman received base pay of $1,200,000 per year and distributions from our incentive pool or other amounts totaling at least $3,300,000 annually, a portion of which was provided in the form of Bonus Grant RSUs, pursuant to a letter agreement effective as of January 1, 2018, that has been superseded by his new employment agreement. As noted above, Mr. Kleinman also surrendered all of his unvested performance fee rights in respect of various funds Apollo manages, including rights in respect of the incentive pool, that he held on December 31, 2021. As required by the terms of his performance fee arrangements, Mr. Kleinman has made investments of his own capital in various of the funds Apollo manages, which investments continue.

Mr. Zelter’s base salary in 2021 was $100,000 per year, consistent with the terms of his prior employment agreement that had been in effect as amended since November 12, 2017. Mr. Zelter also surrendered all of his unvested performance fee rights in respect of various funds Apollo manages, including rights in respect of the incentive pool, that he held on December 31, 2021. As required by the terms of his performance fee arrangements, Mr. Zelter has made investments of his own capital in various of the funds Apollo manages, which investments continue.

Employment, Non-Competition and Non-Solicitation Agreement with Chief Financial Officer, Martin Kelly

On July 2, 2012, we entered into an employment, non-competition and non-solicitation agreement with Martin Kelly, our chief financial officer. Mr. Kelly’s AAM annual base salary is $1,000,000 and he is eligible for an annual bonus in an amount to be determined by the AAM Executive Committee (and, beginning January 1, 2022, the Compensation Committee) in its discretion. As provided in the agreement, Mr. Kelly participates in the incentive pool and is eligible to receive distributions thereunder.

Employment, Non-Competition and Non-Solicitation Agreement with Chief Operating Officer, Anthony Civale

During 2021, Mr. Civale was paid in accordance with his amended and restated employment agreement dated February 20, 2020. The agreement provided for base pay of $100,000 per year. Pursuant to the agreement, Mr. Civale holds dedicated performance fee rights in respect of the credit funds Apollo manages, certain of which are subject to vesting and will continue to be eligible to vest as provided above. As required by the terms of his performance fee arrangements, Mr. Civale has made investments of his own capital in various of the funds Apollo manages, which investments continue. As noted above, on February 2, 2022, Mr. Civale provided notice of his intent to retire, effective as of January 6, 2023.

Grants of Plan-Based Awards

The following table presents information regarding RSUs and restricted shares granted to our named executive officers under our 2019 Omnibus Equity Incentive Plans in 2021. No options were granted to a named executive officer in 2021.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		All Other Stock Awards: Number of Shares of Stock or Units ($)(1)	Grant Date Fair Value or Modification Date Incremental Fair Value of Stock and Option Awards ($)(2)
Marc Rowan	—	—		—	—

Leon Black	—	—		—	—

Scott Kleinman	February 3, 2021	—		77	3,358
	February 19, 2021	—		4,198	209,732
	May 7, 2021	—		47	2,552
	May 18, 2021	—		8,659	494,762
	August 17, 2021	—		68,765	4,010,375
	November 17, 2021	—		29,344	2,237,773
	November 17, 2021	—		41,676	3,178,212
	December 1, 2021	1,000,000	(3)	—	62,750,000
	December 1, 2021(4)	—		3,000,000	178,140,000
	December 1, 2021	—		2,000,000	141,300,000
	December 17, 2021(5)	—		1,574	110,432
	December 17, 2021(5)	—		631	41,649

James Zelter	February 17, 2021	—		20,131	1,023,027
	February 19, 2021	—		146,320	6,499,534
	May 18, 2021	—		56	3,200
	August 17, 2021	—		51	2,974
	November 17, 2021	—		150	11,439
	November 17, 2021	—		24	1,830
	December 1, 2021	1,000,000	(3)	—	62,750,000
	December 1, 2021(4)	—		3,000,000	178,140,000
	December 1, 2021	—		2,000,000	141,300,000
	December 17, 2021(5)	—		24,707	1,733,443
	December 17, 2021(5)	—		50,490	3,126,847

Martin Kelly	February 3, 2021	—		284	12,385
	February 19, 2021	—		1,893	92,151
	February 19, 2021	—		11,364	567,745
	February 19, 2021	—		58,528	2,599,814
	February 19, 2021	—		5,852	244,906
	May 7, 2021	—		177	9,609
	May 18, 2021	—		166	9,485
	August 17, 2021	—		1,216	70,917
	November 17, 2021	—		201	15,328
	December 1, 2021	—		172,413	10,237,884
	December 17, 2021(5)	—		48,451	3,399,322
	December 17, 2021(5)	—		29,634	1,901,132

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units ($)(1)	Grant Date Fair Value or Modification Date Incremental Fair Value of Stock and Option Awards ($)(2)
Anthony Civale	February 3, 2021	—	37	1,614
	February 17, 2021	—	2,707	137,566
	February 19, 2021	—	58,528	2,599,814
	May 7, 2021	—	23	1,249
	May 18, 2021	—	15	857
	May 18, 2021	—	572	32,683
	August 17, 2021	—	14	816
	August 17, 2021	—	7,475	435,942
	November 17, 2021	—	42	3,203
	November 17, 2021	—	6	458
	November 17, 2021	—	4,142	315,869
	December 1, 2021	—	172,413	10,237,884
	December 17, 2021(5)	—	50,978	3,576,616
	December 17, 2021(5)	—	19,259	1,222,193

(1)

Represents the number of RSUs and restricted shares granted, as applicable. RSUs and restricted shares are discussed above under “—Compensation Elements for Named Executive Officers—RSUs” and “—Compensation Elements for Named Executive Officers—Performance Fee Restricted Shares and RSUs,” respectively.

(2)

Represents the aggregate grant date fair value of the RSUs and restricted shares granted in 2021, computed in accordance with FASB ASC Topic 718. The amounts shown do not reflect compensation actually received, but instead represent the aggregate grant date fair value of the award.

(3)

Performance Stock Units that vest based on attainment of per share fee-related earnings and spread-related earnings targets for 2026, to be delivered in April 2027, as discussed above under “—Compensation Elements for Named Executive Officers—RSUs.” In accordance with the applicable rules, (a) because the awards provide only for a single estimated payout, the award is reported as the target in this column and (b) the “threshold” and “maximum” columns were not used and have been eliminated.

(4)

As noted above under “—Compensation Elements for Named Executive Officers—RSUs,” Messrs. Kleinman and Zelter relinquished, in a value-for-value exchange, unvested dedicated performance fee awards for transfer-restricted shares of Common Stock (348,697 shares for Mr. Kleinman and 126,225 for Mr. Zelter), which issuances of transfer-restricted shares of Common Stock reduced the three million RSUs shown on the above table by a corresponding number of RSUs and are subject to the same forfeiture and clawback provisions for the violation of restrictive covenants and engaging in Cause termination conduct, and the same restrictions on transferability, as such RSUs.

(5)

Equity issued in connection with the global carry pool exchange discussed above under “—Compensation Elements for Named Executive Officers—Performance Fees.” In addition to the grants of compensatory fully vested shares of Common Stock or RSUs shown in the above table with a grant date of December 17, 2021, a portion of the shares (or rights to receive shares) received in the global carry pool exchange were issued in a non-compensatory value-for-value exchange for vested limited partner interests surrendered by our named executive officers other than Messrs. Rowan and Black: 135,415 for Mr. Zelter, 3,810 for Mr. Kleinman, 120,677 for Mr. Kelly and 116,739 for Mr. Civale.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding unvested RSU and restricted share awards made by us to our named executive officers under the 2019 Omnibus Equity Incentive Plans that were outstanding at December 31, 2021. Our named executive officers did not hold any options at fiscal year-end.

Name	Grant Date	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(22)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(22)
Marc Rowan	—	—		—	—		—

Leon Black	—	—		—	—		—

Scott Kleinman	December 1, 2021	—		—	1,000,000	(1)	72,430,000
	December 1, 2021	2,000,000	(2)	144,860,000	—		—
	November 17, 2021	29,344	(17)	2,125,386	—		—
	November 17, 2021	41,676	(17)	3,018,593	—		—
	August 17, 2021	68,765	(5)	4,980,649	—		—
	February 19, 2021	2,799	(12)	202,732	—		—
	February 7, 2020	23,901	(13)	1,731,149	—		—
	November 18, 2019	5,655	(14)	409,592	—		—
	August 15, 2019	1,215	(15)	88,002	—		—
	May 17, 2019	5,448	(16)	394,599	—		—
	January 8, 2018	320,000	(11)	23,177,600	—		—

James Zelter	December 1, 2021	—		—	1,000,000	(1)	72,430,000
	December 1, 2021	2,000,000	(2)	144,860,000	—		—
	November 17, 2021	150	(3)	10,865	—		—
	November 17, 2021	24	(3)	1,738	—		—
	August 17, 2021	51	(4)	3,694	—		—
	May 18, 2021	56	(5)	4,056	—		—
	February 19, 2021	146,320	(6)	10,597,958	—		—
	February 17, 2021	20,131	(7)	1,458,088	—		—
	February 11, 2020	126,256	(8)	9,144,722	—		—
	February 11, 2020	2,826	(9)	204,687	—		—
	May 17, 2019	65	(10)	4,708	—		—
	January 8, 2018	1,000,000	(11)	72,430,000	—		—

Name	Grant Date	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(22)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(22)
Martin Kelly	November 17, 2021	201	(17)	14,558	—	—
	August 17, 2021	1,216	(18)	88,075	—	—
	February 19, 2021	631	(19)	45,703	—	—
	February 19, 2021	7,576	(12)	548,730	—	—
	February 19, 2021	58,528	(6)	4,239,183	—	—
	February 19, 2021	5,852	(20)	423,860	—	—
	February 11, 2020	3,455	(19)	250,246	—	—
	February 11, 2020	126,256	(8)	9,144,722	—	—
	February 7, 2020	444	(13)	32,159	—	—
	November 18, 2019	78	(14)	5,650	—	—
	August 15, 2019	17	(15)	1,231	—	—
	May 17, 2019	103	(16)	7,460	—	—
	January 10, 2019	60,145	(20)	4,356,302	—	—

Anthony Civale	November 17, 2021	4,142	(17)	300,005	—	—
	November 17, 2021	42	(3)	3,042	—	—
	November 17, 2021	6	(3)	435	—	—
	August 17, 2021	14	(4)	1,014	—	—
	August 17, 2021	7,475	(18)	541,414	—	—
	May 18, 2021	15	(5)	1,086	—	—
	February 19, 2021	58,528	(6)	4,239,183	—	—
	February 17, 2021	2,707	(7)	196,068	—	—
	February 11, 2020	101,004	(8)	7,315,720	—	—
	February 11, 2020	110	(9)	7,967	—	—
	February 7, 2020	2,807	(13)	203,311	—	—
	November 18, 2019	456	(14)	33,028	—	—
	August 15, 2019	57	(15)	4,129	—	—
	May 17, 2019	72	(10)	5,215	—	—
	May 17, 2019	353	(16)	25,568	—	—
	June 5, 2018	415,308	(21)	30,080,758	—	—

(1)	RSUs that vest on April 1, 2027, subject to achievement of fee-related and spread-related earnings targets.
(2)	RSUs that vest on January 1, 2027.
(3)	RSUs that vest in substantially equal annual installments on November 15 of each of 2022, 2023 and 2024.
(4)	RSUs that vest in substantially equal annual installments on August 15 of each of 2022, 2023 and 2024.
(5)	RSUs that vest in substantially equal annual installments on May 15 of each of 2022, 2023 and 2024.
(6)

RSUs that vest in substantially equal annual installments on January 1 of each of 2022, 2023, 2024, 2025 and 2026, subject to AGM’s receipt of performance fees, within prescribed periods, sufficient to cover the associated equity-based compensation expense as of such date.

(7)	RSUs that vest in substantially equal annual installments on February 15 of each of 2022, 2023 and 2024.
(8)

RSUs that vest in substantially equal annual installments on January 1 of each of 2022, 2023, 2024 and 2025, subject to AGM’s receipt of performance fees, within prescribed periods, sufficient to cover the associated equity-based compensation expense as of such date.

(9)	RSUs that vest on November 15, 2022.
(10)	RSUs that vest on February 15, 2022.
(11)

RSUs that vest in substantially equal annual installments on January 1 of each of 2022 and 2023, subject to AGM’s receipt of performance fees, within prescribed periods, sufficient to cover the associated equity-based compensation expense as of such date

(12)	RSUs that vest in substantially equal annual installments on December 31 of each of 2022 and 2023.
(13)	Restricted shares that vest on November 15, 2022.
(14)	Restricted shares that vest on August 15, 2022.
(15)	Restricted shares that vest on May 15, 2022.
(16)	Restricted shares that vest on February 15, 2022.
(17)	Restricted shares that vest in substantially equal annual installments on August 15 of each of 2022, 2023 and 2024.
(18)	Restricted shares that vest in substantially equal annual installments on May 15 of each of 2022, 2023 and 2024.
(19)	RSUs that vest on December 31, 2022.
(20)

RSUs that vest in substantially equal annual installments on January 1 of each of 2022, 2023 and 2024, subject to AGM’s receipt of performance fees, within prescribed periods, sufficient to cover the associated equity-based compensation expense as of such date.

(21)

RSUs that vest in substantially equal annual installments on January 1 of each of 2022 and 2023, subject to AGM’s receipt of performance fees, within prescribed periods, sufficient to cover the associated equity-based compensation expense as of such date.

(22)	Amounts calculated by multiplying the number of unvested RSUs or restricted shares held by the named executive officer by the closing price of $72.43 per AAM Class A share on December 31, 2021.

Option Exercises and Stock Vested

The following table presents information regarding the number of outstanding initially unvested RSUs and restricted shares held by our named executive officers that vested during 2021 and the number of vested RSUs that were granted during 2021. The amounts shown below do not reflect compensation actually received by the named executive officers, but instead are calculations of the number of RSUs and restricted shares that vested (or that were vested at grant) during 2021 based on the closing price of AAM Class A shares on the date of vesting. Shares received by our named executive officers in respect of vested RSUs are subject to our retained ownership requirements. No options were exercised by our named executive officers in 2021.

Name	Type of Award	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(1)
Marc Rowan	—	—	—

Leon Black	—	—	—

Scott Kleinman	RSUs Restricted Shares	3,169,882 71,384	221,788,765 4,497,214

James Zelter	RSUs Restricted Shares	3,612,922 —	243,610,705 —

Martin Kelly	RSUs Restricted Shares	329,131 1,201	22,337,647 76,231

Anthony Civale	RSUs	478,564	30,678,804
	Restricted Shares	6,409	418,751

(1)

Amounts calculated by multiplying the number of RSUs or restricted shares held by the named executive officer that vested on each applicable vesting date in 2021 by the closing price per share on that date. Except for RSUs that were vested at grant, for which the associated shares are not scheduled to be delivered until 2027, shares underlying the vested RSUs were issued to the named executive officer shortly after they vested.

Potential Payments upon Termination or Change in Control

None of the named executive officers is entitled to payment or other benefits in connection with a change in control.

Mr. Rowan is required to protect the confidential information of Apollo both during and after his employment. In addition, until two years (increased from one year) after the termination, he is required to refrain from soliciting employees or interfering with our relationships with investors and, for 18 months (increased from one year) to refrain from competing with us in a business that involves primarily (i.e., more than 50%) third-party capital.

Mr. Black did not receive severance or other payments or benefits in connection with an employment termination. Mr. Black is required to protect the confidential information of Apollo and, until one year after his employment termination, to refrain from soliciting employees or interfering with our relationships with investors and to refrain from competing with us in a business that involves primarily (i.e., more than 50%) third-party capital.

We may terminate Mr. Kleinman’s employment with or without cause, and we will provide 90 days’ notice (or payment in lieu of such period of notice) prior to a termination without cause. Mr. Kleinman is required to provide 90 days’ notice prior to a resignation for any reason. If his employment is terminated by us without cause, he will vest in 50% of any unvested portion of his restricted shares, and upon such a termination or a resignation with good reason, Mr. Kleinman will vest in 100% of the time-vesting RSUs granted to him in December 2021. Upon his termination of employment by reason of death or disability, Mr. Kleinman will vest in 50% of his then-unvested RSUs and restricted shares. All additional vesting of RSUs subject to AGM’s receipt of performance fees within prescribed periods remains subject to those requirements. If Mr. Kleinman’s employment is terminated without cause, or he resigns for any reason, he will be entitled to retain his vested dedicated performance fee rights. Prior to January 1, 2022, if Mr. Kleinman’s employment with us had terminated for any reason other than in circumstances in which he could have been terminated for cause, he would have received the cash portion of his incentive pool or annual bonus amount on a prorated basis through the last day of his full-time employment. Mr. Kleinman no longer receives an incentive pool or annual bonus amount and this protection no longer applies to him. Mr. Kleinman is required to protect the confidential information of Apollo both during and after employment. In addition, during employment and for 24 months after employment, he is obligated to refrain from soliciting our employees, investors or other business relations, and, during employment and for 18 months thereafter, from competing with us in a business that manages or invests in assets substantially similar to those invested in or managed by Apollo or its affiliates.

We may terminate Mr. Zelter’s employment with or without cause, and we will provide 90 days’ notice (or payment in lieu of such period of notice) prior to a termination without cause. Mr. Zelter is required to provide 90 days’ notice prior to a resignation for any reason. Upon his termination of employment by reason of death or disability, Mr. Zelter will vest in 50% of his then-unvested RSUs and restricted shares. Upon his termination by AGM other than for cause, Mr. Zelter will vest in 50% of his then-unvested restricted shares and RSUs he received in respect of certain performance fee entitlements and, upon such a termination or a resignation with good reason, Mr. Zelter will vest in 100% of the time-vesting RSUs granted to him in December 2021. All additional vesting of RSUs subject to AGM’s receipt of performance fees within prescribed periods remains subject to those requirements. If Mr. Zelter’s employment is terminated without cause or he resigns for any reason, he will also be entitled to retain his vested dedicated performance fee rights. During his employment and for 24 months thereafter, he is also obligated to refrain from soliciting our employees, investors or other business relations, and, during his employment and for 18 months thereafter, from competing with us in a business that manages or invests in assets substantially similar to those invested in or managed by Apollo or its affiliates.

If Mr. Kelly’s employment is terminated by us without cause or he resigns for good reason, he will be entitled to severance of six months’ base pay and reimbursement of health insurance premiums paid in the six months following his employment termination. If his employment is terminated by us without cause, he will vest in 50% of any unvested portion of his restricted shares. If Mr. Kelly’s employment is terminated by reason of death or disability, he will vest in 50% of any unvested portion of his RSUs, restricted shares and dedicated performance fee rights that are subject to vesting. All additional vesting of RSUs subject to the receipt of performance fees within prescribed periods remains subject to those requirements. If Mr. Kelly’s employment is terminated without cause, or he resigns, he will be entitled to retain his dedicated performance fee rights that are subject to vesting to the extent then vested. We may terminate Mr. Kelly’s employment with or without cause, and we will provide 90 days’ notice (or payment in lieu of such period of notice) prior to a termination without cause. Mr. Kelly is required to give us 90 days’ notice prior to a resignation for any reason. He is required to protect the confidential information of Apollo both during and after employment. In addition, Mr. Kelly is obligated to refrain from soliciting our employees until 18 months after employment, from soliciting our investors or other business relations until 12 months after employment and from competing with us until nine months after employment.

Prior to his entering into the retirement agreement discussed above in the Compensation Discussion and Analysis, Mr. Civale’s employment was terminable with or without cause, and we were obligated to provide 90 days’ notice (or payment in lieu of such period of notice) prior to a termination without cause. Mr. Civale was (and is) required to provide 90 days’ notice prior to a resignation for any reason. Before entering into his retirement agreement, upon his termination of employment by reason of death or disability, Mr. Civale would have vested in 50% of his then-unvested RSUs, restricted shares and dedicated performance fee rights that were subject to vesting. Upon his termination by AGM other than for cause, Mr. Civale would have vested in 50% of his then-unvested restricted shares and RSUs he received in respect of certain performance fee entitlements. Under a grant of performance RSUs Mr. Civale received in 2018, if his employment were terminated by Apollo without cause prior to January 1, 2023, he would have received prorated vesting (based on the number of months worked in the year of termination) of the RSUs scheduled to vest on the next January 1 vesting date. Mr. Civale is required to protect the confidential information of Apollo both during and after employment. In addition, he is obligated to refrain from soliciting our employees until 18 months after employment, from soliciting our investors or other business relations until 12 months after employment and from competing with us until nine months after employment.

The named executive officers’ obligations during and after employment were considered by the AAM Executive Committee and, in the case of Messrs. Rowan, Kleinman and Zelter, the Ad Hoc Compensation Committee in determining appropriate post-employment payments and benefits for the named executive officers.

The following table lists the estimated amounts that would have been payable to each of our named executive officers in connection with a termination that occurred on the last day of our last completed fiscal year and the value of any additional equity that would vest upon such termination. When listing the potential payments to named executive officers under the plans and agreements described above, we have assumed that the applicable triggering event occurred on December 31, 2021, and that the price per share was $72.43, which is equal to the closing price of AAM Class A shares on such date. For purposes of this table, RSU values are based on the $72.43 closing price.

Name	Reason for Employment Termination	Estimated Value of Cash Payments ($)(1)	Estimated Value of Equity Acceleration ($)(2)
Marc Rowan	Cause	—	—
	Death, disability	—	—

Leon Black	Cause	—	—
	Death, disability	—	—

Scott Kleinman	Without cause(4)	—	151,233,985
	Death, disability	—	126,709,151

James Zelter	Without cause(4)	—	145,703,918
	Death, disability	—	155,575,258

Martin Kelly	Without cause	512,553	74,567
	Death, disability	—	9,578,940

Anthony Civale(3)	Without cause	—	4,319,001
	Death, disability	—	21,478,972

(1)

This amount would have been payable to the named executive officer had his employment been terminated by AGM without cause (and other than by reason of death or disability) or for good reason on December 31, 2021.

(2)

This amount represents the additional equity vesting that the named executive officer would have received had his employment terminated in the circumstances described in the column “Reason for Employment Termination,” on December 31, 2021, based on the closing price of an AAM Class A share on such date. For this purpose, awards that are subject to performance vesting conditions have been treated as having attained such conditions. Please see our “Outstanding Equity Awards at Fiscal Year-End” table above for information regarding the named executive officer’s unvested equity as of December 31, 2021.

(3)

As discussed above under “Compensation Discussion and Analysis-Post-2021 Events,” Mr. Civale entered into a retirement agreement on February 3, 2022. Consequently, if Mr. Civale were to satisfy the retention conditions under the retirement agreement, he would remain eligible to retain his equity awards reflected in the “Outstanding Equity Awards at Fiscal Year-End” table above that are unvested as of his anticipated January 6, 2023 retirement date.

(4)	Solely for the December 2021 time-vesting RSU awards, also includes a termination by the executive for good reason.

CEO to Median Employee Pay Ratio

SEC rules require companies to disclose the ratio of the total annual compensation of the principal executive officer (“PEO”) to the total annual compensation of the median employee (calculated excluding the PEO), and permit the registrant to annualize the compensation of the person who was the PEO on the date selected for identifying the median employee, which in our case was Mr. Rowan, and our ratio is as follows:

Mr. Rowan’s total compensation as PEO, on an annualized basis: $302,310

Median employee total annual compensation: $215,817

Ratio of PEO to median employee total annual compensation: 1.4

In determining the median employee, we prepared a list of all AAM employees as of December 31, 2021. Consistent with applicable rules, we used reasonable estimates in the methodology used to identify the median employee. We determined the median employee by reviewing the base salary paid in 2021, the annual cash bonus paid in 2021 and the value of the equity awards received in 2021 by employees other than the PEO. After we determined the median employee, we calculated the median employee’s total annual compensation in the same manner in which we calculated the total annual compensation of the PEO. As noted above under “Note on Distributions on Shares of Common Stock,” in 2021, Mr. Rowan received distributions on his AOG Units that were distributions on equity rather than compensation, and accordingly are not included here.

Director Compensation

We do not pay additional remuneration to our employee directors or Mr. Harris for their service on our Board of Directors.

On February 17, 2021, following review of our independent director compensation and with a view to attract and retain qualified directors for its board of directors, the AAM Executive Committee approved certain increases to the fees and awards paid, and other benefits granted, to independent directors.

In 2021, following such review, effective (a) for new directors, as of the effective date of their appointment to the board of directors, and (b) for then-incumbent directors, retroactively as of January 1, 2021, each independent director received (i) a base annual director fee of $150,000, (ii) an additional annual director fee of $100,000 for serving as the board of directors’ Lead Independent Director or Non-Executive Chair, (iii) an annual director fee of $25,000 for each committee of the board of directors for which he or she served as a member and (iv) an additional annual director fee of $25,000 (incremental to the fee described in (iii) above) for each committee of the board on which he or she served as the Chairperson. We also agreed to provide the Lead Independent Director or Non-Executive Chair with administrative assistance and office space as reasonably necessary to perform his or her duties. Walter Joseph (Jay) Clayton III was appointed Non-Executive Chair of the AAM Board effective March 21, 2021, and prior to that time served as Lead Independent Director of the AAM Board effective March 1, 2021. Following the Mergers, he became the Non-Executive Chair of the board of directors of AGM.

Furthermore, each independent director initially elected to the AAM Board in 2021 received a grant of RSUs with a value of $600,000 ($750,000 for the Lead Independent Director or Non-Executive Chair) that vests in equal annual installments on June 30 of each of the first, second and third years following the year that the grant is made. Incumbent independent directors who fully vested in their initial RSU award received an annual RSU award with a value of $200,000 ($250,000 for the Lead Independent Director or Non-Executive Chair) that vests on June 30 of the year following the year that the grant is made. Ms. Richards and Messrs. Ducey and Krongard received their annual RSU award on August 19, 2021. The initial election grants were made to Ms. Joyner and Messrs. Clayton and Mukherjee on March 3, 2021, to Ms. Healey and Mr. Emerson on May 26, 2021, and to Mr. Simon on August 19, 2021.

Following the closing of the Mergers, the above-described compensation terms are applicable to the members of the Board of Directors. Our independent directors receive no additional compensation in respect of their service as directors of AGM.

We have adopted director stock ownership guidelines in our Corporate Governance Guidelines to ensure that our independent directors maintain a meaningful equity stake in the company and align their interests with those of our shareholders. Our director stock ownership guidelines provide that independent directors are expected to hold at least 5x the director’s base annual cash retainer amount, currently $150,000, in Company stock. For purposes of satisfying these requirements, a director’s holdings in AGM stock includes, in addition to shares held outright, any units granted to the director as compensation for Board service, whether vested or unvested, and any shares or units held under a deferral or similar plan. The only unvested awards counted for purposes of satisfying the guidelines are time-based RSUs granted to our independent directors as part of their compensation. Independent directors of AGM are expected to achieve the guidelines within five years of the later of (i) the date they become subject to the guidelines, (ii) the date of a material change to the guidelines, or (iii) the date of any increase in their annual cash retainer to attain this ownership threshold. Whether a director meets the guidelines is determined at the beginning of each year by multiplying his or her share ownership by the average daily closing price per share of our common stock on the New York Stock Exchange for the prior year. If a director is not in compliance with the stock ownership guidelines, then he or she is expected to retain all AGM shares until the guideline is met.

The following table provides the compensation paid to our independent directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Walter (Jay) Clayton(3)	146,528	625,881	772,408
Michael Ducey	216,250	168,027	384,277
Richard Emerson(3)	79,583	529,640	609,223
Pamela Joyner(3)	87,917	500,721	588,638
Robert Kraft(4)	71,250	—	71,250
A.B. Krongard	192,500	168,027	360,527
Siddhartha Mukherjee(5)	87,917	500,721	588,638
Kerry Murphy Healey(3)	79,583	529,640	609,223
Pauline Richards	216,336	168,027	384,363
David Simon(3)	56,667	504,180	560,847

(1)	The amounts in this column represent cash amounts paid in 2021 for AAM Board of Directors and committee service, including, for Mr. Clayton, the fee for serving as Non-Executive Chair.
(2)

Represents the aggregate grant date fair value of stock awards granted, as applicable, computed in accordance with FASB ASC Topic 718. See note 13 to our AAM’s consolidated financial statements included in AAM’s annual report on Form 10-K for the year ended December 31, 2021 for further information concerning the assumptions made in valuing our RSU awards. The amounts shown do not reflect compensation actually received by the independent directors, but instead represent the aggregate grant date fair value of the awards. Unvested director RSUs are not entitled to dividends or dividend equivalents. As of December 31, 2021, each of our independent directors held RSUs that were unvested and outstanding.

(3)	Stepped down from the AAM Board at the AAM Merger Effective Time.
(4)	Resigned from the AAM Board on April 6, 2021.
(5)	Board term ended October 1, 2021.

AUDIT COMMITTEE REPORT

The following Audit Committee Report reports on certain historical actions of the AAM Audit Committee during 2021. As a result of AGM becoming the accounting successor to AAM upon the closing of the Mergers, in this “Audit Committee Report” section, the “audit committee” refers to the AAM Audit Committee for items that occurred prior to the closing of the Mergers.

The audit committee has furnished the following report for our fiscal year ended December 31, 2021:

The audit committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The audit committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The audit committee operates under a written charter adopted by our Board of Directors.

Management is primarily responsible for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Deloitte, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The audit committee’s responsibility is to oversee and review the financial reporting process. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The audit committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

As outlined in further detail herein, Athene and Apollo merged on January 1, 2022, with AAM continuing as a subsidiary of its new parent company, AGM. There were no meetings of the Audit Committee prior to closing of the Mergers. Only AAM had audited consolidated financial statements for the year ended December 31, 2021, which were filed by AAM on Form 10-K with the SEC on February 25, 2022. Such filing is also our Annual Report because AGM is the successor registrant to AAM. All members of the AAM Audit Committee during fiscal 2021 serve on the Audit Committee, and in addition, Jessica Bibliowicz joined the Audit Committee on March 31, 2022.

The AAM Audit Committee held eight meetings in 2021. These meetings were designed, among other things, to facilitate and encourage communication among the AAM Audit Committee, management and Deloitte, our independent registered public accounting firm. At these meetings, among other things, the AAM Audit Committee reviewed the consolidated financial statements contained in AAM’s quarterly and annual periodic reports, as applicable, as well as AAM’s earnings releases. In addition, the AAM Audit Committee and management discussed with Deloitte, an independent registered public accounting firm, the overall scope and plans for its audit.

At a meeting held subsequent to December 31, 2021, the AAM Audit Committee reviewed and discussed with management and Deloitte the audited consolidated financial statements of AAM for the year ended December 31, 2021, and the related report prepared by Deloitte. The AAM Audit Committee met with Deloitte, with and without management present, to discuss the results of their examinations. Management represented to the AAM Audit Committee that AAM’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The AAM Audit Committee also discussed with Deloitte matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The AAM Audit Committee also discussed with Deloitte its independence from us. Deloitte provided to the AAM Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it is independent from us. The AAM Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by Deloitte.

Based on the AAM Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the AAM Audit Committee’s role and responsibilities referred to above and in its written charter, the AAM Audit Committee recommended to the board of directors of AAM that AAM’s audited consolidated financial statements for the fiscal year ended December 31, 2021 be included in its annual report filed with the SEC. The Audit Committee has also appointed Deloitte as AGM’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and is presenting this selection to our stockholders for ratification.

Pauline Richards (Chairperson)

Jessica Bibliowicz (member since March 31, 2022)

Michael Ducey

A.B. Krongard

The foregoing Report of the audit committee shall not be deemed under the Securities Act or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The AGM audit committee has appointed Deloitte to be AGM’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Deloitte has served as the independent registered public accounting firm to AGM, and before the Mergers to AAM (the accounting predecessor of AGM) since fiscal year 2010 and is considered by the audit committee and the Board of Directors to be well qualified. Representatives of Deloitte are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The proposal will be approved by the affirmative vote of a majority of the shares of our Common Stock entitled to vote and present in person or by proxy at the 2022 Annual Meeting of Stockholders. Abstentions will have the effect of voting “against” the proposal. Brokers have discretion to vote any uninstructed shares over the ratification of appointment of accountants.

The Board of Directors recommends that the stockholders vote FOR such ratification.

Principal Accounting Fees and Services

The following table summarizes the aggregate fees for professional services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2021 and 2020.

	For the Year Ended December 31, 2021
	AGM(4)	Apollo Funds(1)	Total
	(in thousands)
Audit fees(2)	$7,084	$24,370	$31,454
Audit-related fees(3)	1,672	1,354	3,026
Tax fees
Tax compliance fees	6,639	33,195	39,834
Tax advisory fees	4,025	2,240	6,265
Total tax fees	10,664	35,435	46,099

Total fees	$19,420	$61,159	$80,579

	For the Year Ended December 31, 2020
	AGM(4)	Apollo Funds(1)	Total
	(in thousands)
Audit fees(2)	$6,881	$21,300	$28,181
Audit-related fees(3)	824	1,680	2,504
Tax fees
Tax compliance fees	6,690	33,822	40,512
Tax advisory fees	2,104	2,618	4,722
Total tax fees	8,794	36,440	45,234

Total fees	$16,499	$59,420	$75,919

(1)	Audit and Tax fees for Apollo fund entities consisted of services to investment funds managed by affiliates of Apollo in their capacity as the general partner and/or manager of such entities.
(2)

Audit fees consisted of fees for (a) the audits of the consolidated financial statements in AAM’s Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (b) reviews of the interim condensed consolidated financial statements included in AAM’s quarterly reports on Form 10-Q.

(3)	Audit-related fees consisted of comfort letters, consents and other services related to SEC and other regulatory filings.
(4)	Refers to fees prior to the Mergers incurred by AAM, the accounting predecessor of AGM.

Our, and the AAM, audit committee charter requires the audit committee of our board of directors to approve in advance all audit and non-audit related services to be provided by our independent registered public accounting firm. All services reported in the Audit, Audit-related and Tax categories above were approved by the AAM audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our shares of Common Stock as of August 1, 2022 by (i) each person known to us to beneficially own more than 5% of the voting outstanding equity securities of AGM listed in the table below, (ii) each of our directors, (iii) each person who is a named executive officer for 2021 and (iv) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated, the address of each person named in the table is c/o Apollo Global Management, Inc., 9 West 57th Street, 42nd Floor, New York, NY 10019.

	Common Stock Beneficially Owned
	Number(1)	Percentage
Name of Beneficial Owner:
Marc Beilinson	100,755	*
James Belardi(2)	6,196,136	1.1%
Jessica Bibliowicz	—	—
Leon Black(3)(4)	52,776,773	9.2%
Anthony Civale(3)	1,269,628	*
Walter (Jay) Clayton	14,912	*
Mike Ducey(5)	62,572	*
Richard Emerson	3,512	*
Joshua Harris(3)	38,390,365	6.7%
Kerry Murphy Healey	10,534	*
Mitra Hormozi(6)	17,202	*
Pamela Joyner	3,930	*
Martin Kelly	249,782	*
Scott Kleinman(7)	3,884,693	*
A.B. Krongard(8)	433,581	*
Pauline Richards	75,743	*
Marc Rowan(3)	35,082,816	6.1%
David Simon	3,372	*
Lynn Swann	5,510	*
James Zelter(3)(9)	3,160,904	*
All directors and executive officers as a group (nineteen persons)	88,009,021	15.4%

*	Represents less than 1%
(1)

The number of shares included in the table above includes the following underlying RSUs that will be delivered within 60 days of August 1, 2022: 40,913 shares for Mr. Civale; 4,912 shares for Mr. Clayton; 3,372 shares for each of Messrs. Ducey, Krongard and Ms. Richards; 3,512 shares for each of Mr. Emerson and Dr. Healey; 3,930 shares for Ms. Joyner; 53,055 shares for Mr. Kelly; 250 shares for Mr. Kleinman; 3,372 shares for Mr. Simon; 31,975 shares for Mr. Suydam; and 71,000 shares for Mr. Zelter.

(2)

Includes 441,286 vested options to acquire Common Stock. The number of shares presented are directly and indirectly held by vehicles over which the named individual exercises voting and investment control. The number of shares also includes 373,219 shares held by the Belardi Family Irrevocable Trust, for which the named individual disclaims beneficial ownership.

(3)	The number of shares presented are directly and indirectly held by vehicles over which the named individual exercises voting and investment control.
(4)

As disclosed on a Schedule 13D filed by the named individual on May 27, 2022, the number of shares presented includes a total of 10,445,000 shares held by the named individual in one or more margin accounts subject to a standard margin loan arrangement.

(5)

Includes 2,616 shares held by two trusts in the aggregate for the benefit of the named individual’s grandchildren, for which the named individual and several of his immediate family members are trustees and have shared investment power. The named individual disclaims beneficial ownership of the shares held in the trusts, except to the extent of his pecuniary interest therein. Also includes 5 shares held by a trust, an entity for which the named individual and his spouse have shared voting and investment power.

(6)

Includes shares held by a third-party independently managed account that belongs to an entity controlled by the named individual’s spouse and over which the named individual’s spouse has a pecuniary interest.

(7)

The number of shares presented are directly and indirectly held by vehicles over which the named individual exercises voting and investment control. The number of shares also includes shares held by a vehicle owned by the named individual and a trust for the benefit of the named individual’s descendants and for which the named individual’s father acts as trustee; the named individual disclaims beneficial ownership of the securities held by this vehicle except to the extent of his direct or indirect pecuniary interest.

(8)

Includes 250,000 shares held by a trust for the benefit of the named individual’s children, for which the named individual’s children are the trustees. The named individual disclaims beneficial ownership with respect to such shares, except to the extent of his pecuniary interest therein. Also includes 113,043 shares held by a trust for the benefit of the named individual and for which the named individual’s children act as trustee; the named individual disclaims beneficial ownership of the securities held by this vehicle except to the extent of his pecuniary interest therein.

(9)	Includes 119,022 shares which were gifted to JVZ Foundation, an entity over which the named individual exercises voting and investment control but over which he retains no pecuniary interest.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of AGM’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us or written representations from such persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, with respect to the fiscal year ended December 31, 2021, such persons complied with all such filing requirements. In January 2022, a Form 4 for Ms. Hormozi reporting one transaction involving five short put options held in a third-party independently managed account over which the reporting person has no investment control was inadvertently filed late through no fault of the reporting person. In July 2022, a Form 4 for Mr. Belardi reporting one transaction involving a forfeiture of shares withheld to satisfy tax withholding obligations in connection with the settlement of vested RSUs that settled in Common Stock was inadvertently filed late through no fault of the reporting person. In August 2022, a Form 4 for Mr. Suydam reporting one transaction involving an award of restricted stock units under the 2019 Omnibus Equity Incentive Plans was inadvertently filed late through no fault of the reporting person.

STOCKHOLDER PROPOSALS AND NOMINATIONS

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2023 Annual Meeting must be received at our principal executive offices no later than the close of business on April 21, 2023, unless the date of the 2023 Annual Meeting is more than 30 days before or after October 7, 2023 in which case the proposal must be received within a reasonable time before we begin to print and mail our proxy materials.

Our bylaws also contain a “proxy access” provision that permits a stockholder or group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees up to the greater of two or 20% of the number of directors on our board (subject to certain adjustments and other conditions) provided the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. To be timely, a notice of proxy access nomination must be addressed to our Secretary and received by our Secretary (1) no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the Corporation issued its proxy statement for the previous year’s annual meeting of stockholders (i.e., no earlier than March 22, 2023 and no later than April 21, 2023) or (2) in the case of such notice for a stockholder nominee who currently serves as a director of AGM, within twenty (20) days after the Board of Directors nominates directors for the next annual meeting.

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2023 Annual Meeting, stockholders are advised to review our bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, a stockholder’s notice shall be delivered to the Secretary of AGM at the principal executive offices of AGM not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any such stockholder proposal or director nomination must be received between June 9, 2023 and July 9, 2023 for the 2023 Annual Meeting. If the date of the 2023 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting or of the stockholder consent in lieu thereof, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by AGM.

All such proposals should be sent to our Secretary at Apollo Global Management, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019.

We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice and information requirements for director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the AGM Secretary at the address set forth above.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability of Proxy Materials or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the AAM Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement, either now or in the future, please contact our Secretary by mailing a request to Apollo Global Management, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019, or by calling our main telephone number at (212) 515-3200 and requesting to be connected to the office of our Secretary. Upon written or oral request to the Secretary, we will promptly provide a separate copy of the AAM Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability of Proxy Materials or multiple copies of proxy statements may request to receive a single Notice of Internet Availability of Proxy Materials or a single copy of proxy statements in the future in the same manner as described above.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed proxy will have authority to vote, in their discretion, all shares represented by such proxies that have been received and not theretofore properly revoked.

We file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other documents electronically with the SEC under the Exchange Act. You may obtain such reports from the SEC’s website at www.sec.gov.

Our Investor Relations website address is https://www.apollo.com/stockholders. We make available, free of charge through our Investor Relations website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Annual Meeting, we will, without charge, provide copies of our public filings with the SEC, including financial statements, for the fiscal year ended December 31, 2021. Requests should be directed to Jessica L. Lomm, Secretary, Apollo Global Management, Inc., 9 West 57th Street, 42nd Floor, New York, New York 10019.

APOLLO GLOBAL MANAGEMENT, INC.

Proxy for Annual Meeting of Stockholders on October 7, 2022

Solicited on Behalf of the Board of Directors

The stockholder(s) hereby appoint(s) John J. Suydam and Jessica L. Lomm, or either of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Apollo Global Management, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually, by means of remote communication, at 9:30 a.m. Eastern Time, on October 7, 2022 and any adjournment or postponement thereof. In order to attend the meeting, you must register at http://viewproxy.com/apollo/2022/htype.asp by 11:59 p.m. Eastern Time on October 4, 2022. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by using the invitation link provided and the password you received via email in your registration confirmation. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the section titled “Questions and Answers About this Proxy Statement - How do I attend and vote my shares at the virtual Annual Meeting?”

(Continued and to be marked, dated and signed on the reverse side.)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING:

The Annual Report, Notice and Proxy Statement are available at:

http://www.viewproxy.com/apollo/2022

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. PLEASE SIGN, DATE AND

RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends you vote FOR the election of all of the director nominees listed in Proposal 1:

1. ELECTION OF DIRECTORS. NOMINEES:
○ 01 Marc Beilinson ○ 02 James Belardi ○ 03 Jessica Bibliowicz ○ 04 Walter (Jay) Clayton ○ 05 Michael Ducey ○ 06 Richard Emerson	○ 07 Kerry Murphy Healey ○ 08 Mitra Hormozi ○ 09 Pamela Joyner ○ 10 Scott Kleinman ○ 11 A.B. Krongard ○ 12 Pauline Richards	○ 13 Marc Rowan ○ 14 David Simon ○ 15 Lynn Swann ○ 16 James Zelter	☐ FOR all nominees	☐ WITHHOLD AUTHORITY for all nominees	☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The Board of Directors recommends you vote FOR Proposal 2.
DO NOT PRINT IN THIS AREA (Stockholder Name & Address Data)	2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.
☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

Date
Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Signature
Signature
(Joint Owners)
Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone, or when voting during the virtual Annual Meeting.

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/APO Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1-866-804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call.

Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.